SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

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W. P. Carey & Co. LLC

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April 30, 2012

Notice of Annual Meeting of Shareholders

To Be Held Thursday, June 21, 2012

Dear W. P. Carey & Co. LLC Shareholder:

The 2012 Annual Meeting of Shareholders of W. P. Carey & Co. LLC will be held at The TimesCenter, 242 West 41st Street, New York, NY 10018 on Thursday, June 21, 2012 at 4:00 p.m. for the following purposes:

•	Election of twelve Directors for 2012;

•	Approval of an amendment to the W. P. Carey & Co. LLC Employee Stock Purchase Plan;

•	Ratification of the appointment of PricewaterhouseCoopers LLP as W. P. Carey & Co. LLC’s Independent Registered Public Accounting Firm for 2012; and

•	To transact such other business as may properly come before the meeting and any adjournment thereof.

Only shareholders who owned stock at the close of business on April 23, 2012 are entitled to vote at the meeting. W. P. Carey & Co. LLC mailed the attached Proxy Statement, proxy card and its Annual Report to shareholders on or about May 4, 2012.

By Order of the Board of Directors

SUSAN C. HYDE

Managing Director and Secretary

Whether or not you attend the Annual Meeting, it is important that your shares be represented and voted at the meeting. You may vote your shares by using the telephone or through the Internet. Instructions for using these services are set forth on the enclosed proxy card. You may also vote your shares by marking your votes on the enclosed proxy card, signing and dating it and mailing it in the business reply envelope provided. If you attend the Annual Meeting, you may withdraw your proxy and vote in person.

Important Notice Regarding Availability of Proxy Materials

For the 2012 Annual Meeting of Shareholders to Be Held on June 21, 2012

This Proxy Statement and the Annual Report to Shareholders

are available at www.proxyvote.com.

(i)

W. P. CAREY & CO. LLC

PROXY STATEMENT

APRIL 30, 2012

QUESTIONS & ANSWERS

The accompanying Proxy is solicited by the Board of Directors of W. P. Carey & Co. LLC, a Delaware limited liability company, for use at its annual meeting of shareholders (the “Annual Meeting”) to be held at The TimesCenter, 242 West 41st Street, New York, NY 10018 on Thursday, June 21, 2012 at 4:00 p.m., or any adjournment thereof. As used herein, “W. P. Carey & Co.,” the “Company,” “we,” and “us” refer to W. P. Carey & Co. LLC. References in this Proxy Statement to W. P. Carey & Co. LLC or the Company include W. P. Carey & Co. LLC’s affiliates and subsidiaries, except where the context otherwise indicates.

Who is soliciting my proxy?

The Directors of W. P. Carey & Co. LLC are sending you this Proxy Statement and enclosed proxy.

Who is entitled to vote?

W. P. Carey & Co. LLC’s shareholders as of the close of business on April 23, 2012, which is the Record Date, are entitled to vote at the Annual Meeting.

How do I vote?

You may vote your shares either by attending the Annual Meeting, by telephone, through the Internet, or by mail by following the instructions provided in the Notice or the printed copy of the proxy materials. If you hold your shares in “street name” through a broker or other nominee, you must follow the instructions provided by your broker or nominee to vote your shares. If you are a shareholder of record and received a printed copy of the proxy materials, to vote by proxy, sign and date the enclosed proxy card and return it in the enclosed envelope. If you return your proxy card but fail to mark your voting preference, your shares will be voted FOR each of the nominees listed in Proposal One, FOR the approval of an amendment to the Company’s Employee Stock Purchase Plan, or ESPP, in Proposal Two, and FOR the ratification of the appointment of our independent registered public accounting firm in Proposal Three, and in the discretion of the proxy holders if any other matter properly comes before the meeting. We suggest that you return a proxy even if you plan to attend the Annual Meeting.

May I revoke my proxy?

Yes, if you are a shareholder of record, you may revoke your proxy at any time before the Annual Meeting by notifying W. P. Carey & Co. LLC’s Secretary or submitting a new proxy, or by voting in person at the meeting. You should mail any notice of revocation of proxy to Susan C. Hyde, Secretary, W. P. Carey & Co. LLC, 50 Rockefeller Plaza, New York, New York 10020.

How many shares may vote?

At the close of business on the Record Date, W. P. Carey & Co. LLC had 40,312,460 shares of its Common Stock outstanding and entitled to vote. Every shareholder is entitled to one vote for each share held.

What is a quorum?

A quorum is the presence, either in person or represented by proxy, of a majority of the shares entitled to vote at the Annual Meeting. There must be a quorum for the Annual Meeting to be held.

How many votes are required at the Annual Meeting for shareholder approval of the different proposals?

Assuming a quorum is present, with respect to the election of Directors in Proposal One, each share may be voted for as many individuals as there are Directors to be elected. A plurality of all the votes cast shall be sufficient to elect a Director. With respect to each of Proposal Two, the approval of an amendment to the ESPP, and Proposal Three, the ratification of the appointment of our independent registered public accounting firm, the affirmative vote of a majority of the votes cast by the shareholders, in person or by proxy and entitled to vote, is necessary for approval. Abstentions and broker “non-votes,” which arise when a broker cannot vote on a particular matter because the matter is not routine and the beneficial owner of the shares has not given applicable instructions to the broker, are counted for quorum purposes but are not counted as votes for or against any matter. For these reasons, for any matter before the shareholders at the meeting, abstentions and broker “non-votes” have no effect on whether the votes cast at the meeting are enough for approval of the matter.

How will voting on shareholder proposals be conducted?

We do not know of any other matters that are likely to be brought before the Annual Meeting. However, if any other matters properly come before the Annual Meeting, your signed proxy gives authority to the persons named in the enclosed proxy to vote your shares on such matters in accordance with their best judgment to the extent permitted by applicable law.

Who will pay the cost for this proxy solicitation?

W. P. Carey & Co. LLC will pay the cost of preparing, assembling and mailing the Notice about Internet availability, this Proxy Statement, the Notice of Meeting and the enclosed proxy card. In addition to the solicitation of proxies by mail, we may utilize some of the officers and employees of our wholly-owned subsidiaries, Carey Asset Management Corp., or CAM, and Carey Management Services, Inc. (who will receive no compensation in addition to their regular salaries), to solicit proxies personally and by telephone. We intend to retain a solicitation firm, Georgeson & Company, Inc., to assist in the solicitation of proxies for a fee estimated to be $68,000 or less, plus out-of-pocket expenses. We may request banks, brokers and other custodians, nominees and fiduciaries to forward copies of the proxy materials to their principals and to request authority for the execution of proxies, and we will reimburse such persons for their expenses in so doing.

PROPOSAL ONE

ELECTION OF DIRECTORS

At the Annual Meeting, you and the other shareholders will elect twelve Directors, each to hold office until the next annual meeting of shareholders except in the event of death, resignation or removal. If a nominee is unavailable for election, the Board may reduce its size or designate a substitute. If a substitute is designated, proxies voting on the original nominee will be cast for the substituted nominee. Currently, the Board is unaware of any circumstances that would result in a nominee being unavailable. The Company’s Amended and Restated Limited Liability Company Agreement requires that the number of seats constituting the entire Board of Directors be at least five and no more than fifteen, with the exact number of seats to be determined from time to time by Board resolution. Prior to the March 2012 meeting of the Board of Directors, the Board consisted of fourteen seats, with twelve directors and two vacancies as a result of the retirement of Dr. Lawrence R. Klein in June 2011 and the passing of our founder and Chairman, Mr. Wm. Polk Carey, on January 2, 2012. At its March 15, 2012 meeting, the Board decreased the number of Board seats to twelve, thereby eliminating the two vacant seats. All of the nominees for the twelve seats are now members of the Board of Directors.

Nominees for the Board of Directors

Unless otherwise specified, proxies will be voted for the election of the named nominees, each of whom was recommended by the Nominating and Corporate Governance Committee and approved by the Board. Detailed biographical and other information on each nominee for election to the Board of Directors is provided below. Following each nominee’s biographical information, we have provided information concerning the particular attributes, experience, and/or skills that have led the Board to determine that each nominee should serve as a Director. The Board recommends a vote FOR each of the nominees set forth below. Assuming the presence of a quorum at the Annual Meeting, the affirmative vote of a plurality of the votes cast by the shareholders is required to elect each nominee.

TREVOR P. BOND

AGE: 50

Director Since: 2007

Mr. Bond has served as President and Chief Executive Officer of W. P. Carey & Co. LLC and Chief Executive Officer of Corporate Property Associates 15 Incorporated (“CPA®:15”), Corporate Property Associates 16 – Global Incorporated (“CPA®:16 — Global”) and Corporate Property Associates 17 – Global Incorporated (“CPA®:17 — Global” and, together with CPA®:15, and CPA®:16 — Global, the “CPA® REITs”), since September 2010, having served previously as Interim Chief Executive Officer of each of those entities since July 2010. Until his appointment as Interim Chief Executive Officer, Mr. Bond was a member of the Investment Committee, as described below. Mr. Bond also served as Interim Chief Executive Officer of Corporate Property Associates 14 Incorporated (“CPA®:14”) from July 2010 to September 2010 and as Chief Executive Officer from that date through May 2, 2011, when CPA®:14 merged with and into a subsidiary of CPA®:16 — Global (the “CPA®:14/16 Merger”). Mr. Bond served as an Independent Director and a member of the Audit Committee of each of CPA®:14”, CPA®:15 and CPA®:16 — Global from February 2005 to April 2007. Since September 2010, Mr. Bond has also served as Chairman of the Board of Directors of Carey Watermark Investors Incorporated (“CWI”), which, like each of the CPA® REITs, is a publicly owned, non-traded real estate investment trust, or REIT, sponsored by the Company. Mr. Bond has been the managing member of a private investment vehicle investing in real estate limited partnerships, Maidstone Investment Co., LLC, since 2002. Mr. Bond served in several management capacities for Credit Suisse First Boston (“CSFB”) from 1992 to 2002, including: co-founder of CSFB’s Real Estate Equity Group, which managed approximately $3 billion of real estate assets; founding team member of Praedium Recovery Fund, a $100 million fund managing distressed real estate and mortgage debt; and as a member of the Principal Transactions Group managing $100 million of distressed mortgage debt. Prior to CSFB, Mr. Bond served as an associate to the real estate and finance departments of Tishman Realty & Construction Co. and Goldman Sachs & Co. in New York. Mr. Bond also founded and managed an international trading company from 1985 to 1987 that sourced industrial products in China for U.S. manufacturers. Mr. Bond received an M.B.A. from Harvard University. Mr. Bond brings to the Board over 25 years of real estate experience in several sectors, including finance, development, investment and asset management, across a range of property types, as well as direct experience in Asia. As Chief Executive Officer, Mr. Bond makes information and insight about the Company’s business directly available to the Directors in their deliberations.

FRANCIS J. CAREY

AGE: 86

Director Since: 1996

Mr. Carey was elected in June 2000 as Vice Chairman of the Board of Directors and Chairman of the Executive Committee of the Board of Directors of W. P. Carey & Co. LLC. Mr. Carey retired from his position as Vice Chairman in March 2005; he continues to serve as Chairman of the Executive Committee. He has also served as Chief Ethics Officer of the Company since 2005. Mr. Carey served as Chairman, Chief Executive Officer and a Director of Carey Diversified LLC, the predecessor of W. P. Carey & Co. LLC, from 1997 to 2000. Mr. Carey also serves as President and a Director of W. P. Carey & Co., Inc., a company wholly-owned by his late brother, Mr. Wm. Polk Carey, since 2000, having previously served as a Director from its founding in September 1973 until December 1997 and as President from April 1987 to July 1997. He has also served since 1990 as a Trustee of the W. P. Carey Foundation, for which he served as President from 1990 to January 2012 and as Chairman since January 2012. Prior to 1987, he was senior partner in Philadelphia, head of the real estate department nationally, and a member of the Executive Committee of Reed Smith LLP, a law firm. He also served as law secretary to a Justice of the Supreme Court of Pennsylvania from 1950 to 1951 and as a member of the Executive Committee and Board of Managers of the Western Savings Bank of Philadelphia from 1972 until its takeover by another bank in 1982, and he is a former Chairman of the Real Property, Probate and Trust Section of the Pennsylvania Bar Association. He served as a member of the Board of Overseers of the School of Arts and Sciences at the University of Pennsylvania from 1983 to 1990. He has served as a Trustee of Germantown Academy in Fort Washington, Pennsylvania from 1961 to the present and as its President from 1966 to 1972. He currently serves as a Lifetime Trustee of Gilman School in Baltimore, Maryland and as Chairman of the Board of Trustees of the Carey Center for Global Good in Rensselaerville, New York. He has also served as a member of the Board of Trustees and Executive Committee of the Investment Program Association from 1990 to 2000, and as its Chairman from 1998 to 2000, and served on the Business Advisory Council of the Business Council for the United Nations from 1994 to 2002. He has served since 2002 on the Board of Trustees of the Maryland Historical Society and from 2006 to 2010 as a Vice President and a member of its Executive Committee. Mr. Carey has also served from 2004 to 2007 as Chairman and Senior Warden of St. Martin’s in the Field Episcopal Church in Biddeford Pool, Maine, and currently serves as its Warden at Large. He attended Princeton University, holds A.B. and J.D. degrees from the University of Pennsylvania, and completed executive programs in corporate finance and accounting at Stanford University Graduate School of Business and the Wharton School of the University of Pennsylvania. Mr. Carey is the grandfather of William Polk Carey, II, a Second Vice President of W. P. Carey & Co. Inc. and an employee of the Company. In addition to his 40 years of legal experience, Mr. Carey brings to the Board extensive executive experience derived from serving as the chief executive and/or as a member of the executive committee at the corporations and other organizations noted above.

NATHANIEL S. COOLIDGE*

AGE: 73

Director Since: 2002

Mr. Coolidge currently serves as Chairman of the Investment Committee. He has previously served as Chairman of the Audit Committee and is currently a member of that Committee. Mr. Coolidge, former Senior Vice President of John Hancock Mutual Life Insurance Company (“John Hancock”), retired in 1996 after 23 years of service. From 1986 to 1996, Mr. Coolidge headed the John Hancock Bond and Corporate Finance Department, which was responsible for managing its entire fixed income investments and private equity portfolio. Prior to 1986, Mr. Coolidge served as Second Vice President and Senior Investment Officer of John Hancock. Mr. Coolidge is a graduate of Harvard University and served as a U.S. Naval officer. Mr. Coolidge brings to the Board over 30 years of experience analyzing corporate credits, including ten years as the head of a department managing more than $20 billion of private placements, public bonds, and private equity securities.

EBERHARD FABER, IV*

AGE: 75

Director Since: 1998

Mr. Faber currently serves as Chairman of the Nominating and Corporate Governance Committee. He served as Lead Director from December 2006 to July 2010. Mr. Faber held various posts with Eberhard Faber Inc., the worldwide manufacturer of writing products and art supplies, serving as Chairman and Chief Executive Officer from 1973 until 1987, when the company merged into Faber-Castell Corporation. He served as a Director of the Federal Reserve Bank of Philadelphia from 1980 to 1986, chairing its Budget and Operations Committee, and was Chairman of the Board of Citizen’s Voice Newspaper from 1992 to 2002. Currently, he is an emeritus director of PNC Bank, N.A., where he served as a member of the Northeast Pennsylvania Advisory Board of PNC Bank, N.A. from 1998 to 2011 and as a Director from 1994 to 1998, and a Trustee of the Geisinger Wyoming Valley Hospital and the Eberhard L. Faber Foundation. He was a Borough Councilman of Bear Creek Village from 1994 to 2005. In addition to graduating from Princeton University magna cum laude, he was a member of Phi Beta Kappa while serving as Chairman of The Daily Princetonian and was a Fulbright Scholar and teaching fellow at the University of Caen in France. Mr. Faber also served as a Director of First Eastern Bank from 1986 to 1992 and as the Chairman of the Board from 1992 to 1994, when the bank was sold to PNC Bank, N.A. He also served as Chairman of the Board of King’s College in Wilkes-Barre, Pennsylvania from 1996 through 2011. Mr. Faber brings to the Board extensive business, corporate governance and financial expertise and experience.

BENJAMIN H. GRISWOLD, IV*

AGE: 71

Director Since: 2006

Mr. Griswold currently serves as Non-Executive Chairman of the Board and Chairman of the Compensation Committee. He served as Lead Director from July 2010 until January 2012, when he was appointed as Non-Executive Chairman after the passing of Mr. Wm. Polk Carey. Mr. Griswold is a partner and chairman of Brown Advisory, a Baltimore-based firm providing asset management and strategic advisory services in the U.S. and abroad. Prior to joining Brown Advisory as senior partner in March 2005, Mr. Griswold had served as Senior Chairman of Deutsche Bank Securities Inc. He had served as Senior Chairman of Deutsche Banc Alex. Brown, the predecessor of Deutsche Bank Securities Inc., since the acquisition of Bankers Trust by Deutsche Bank in 1999. Mr. Griswold began his career at Alex. Brown & Sons in 1967, and became a partner of the firm in 1972. He headed the company’s research department, equity trading and equity division prior to being elected Vice Chairman of the Board and Director in 1984, and Chairman of the Board in 1987. Upon the acquisition of Alex. Brown by Bankers Trust New York Corporation in 1997, he became Senior Chairman of BT Alex. Brown. Mr. Griswold is a member of the boards of Stanley Black & Decker, Baltimore Life Insurance, and Flowers Foods. A former Director of the New York Stock Exchange, he is active in civic affairs in the Baltimore area and serves as an Emeritus Trustee of Johns Hopkins University and heads the endowment board of the Baltimore Symphony Orchestra. Mr. Griswold received his B.A. from Princeton University, his M.B.A. from Harvard University and served as a U.S. Army officer. Mr. Griswold brings to the Board 45 years of experience in the investment business, first as an investment banker (38 years) and then as an investment advisor (7 years). He has extensive experience with and understanding of capital markets as well as security analysis and valuation. His board experience and his past experience as a director of the New York Stock Exchange give him a detailed understanding of corporate governance in general and audit, compensation, governance, and finance committee functions in particular.

AXEL K.A. HANSING*

AGE: 69

Director Since: 2011

Mr. Hansing is a Partner at Coller Capital, Ltd., a global leader in the private equity secondary market, and is responsible for the origination, execution and monitoring of investments. Prior to joining Coller Capital in 2000, Mr. Hansing was Chief Executive Officer of Hansing Associates, a corporate finance boutique, which he founded in 1994. He was previously Managing Director of Equitable Capital Management (New York and London), head of the International Division of Bayerische Hypotheken und Wechsel-Bank in Munich and New York, and spent four years with Merrill Lynch International Banking in London and Hong Kong. Mr. Hansing attended the Advanced Management Program at Harvard Business School. Mr. Hansing has served as a member of the Investment Committee since September 2008 and a member of the board of directors of W. P. Carey International LLC (“WPCI”, as described below) since December 2008. Mr. Hansing brings to the Board over 35 years of experience in international corporate real estate and investment banking, including private equity investment both as a General Partner and a Limited Partner.

DR. RICHARD C. MARSTON*

AGE: 68

Director Since: 2011

Dr. Marston is the James R.F. Guy Professor of Finance and Economics at the Wharton School of the University of Pennsylvania, having joined the faculty of the University in 1972. Dr. Marston holds degrees from Yale College (summa cum laude), Oxford University (where he was a Rhodes Scholar), and Massachusetts Institute of Technology (PhD), and has been awarded numerous honors, fellowships and grants throughout the United States, Europe and Asia. Dr. Marston has been a consultant on foreign exchange and international finance to government agencies like the U.S. Treasury and the Federal Reserve and the International Monetary Fund and has advised firms such as Citigroup, JP Morgan, and Morgan Stanley on investment policy. He currently serves as an advisor to Morgan Stanley’s Portfolio Advisory Services and is also an advisor to several family offices. Dr. Marston has served as a member of the Investment Committee since September 2010 and a member of the board of directors of WPCI since June 2009. Dr. Marston brings to the Board close to four decades of financial and economic industry experience.

ROBERT E. MITTELSTAEDT, JR.*

AGE: 68

Director Since: 2007

Mr. Mittelstaedt currently serves as the Chairman of the Strategic Planning Committee. Mr. Mittelstaedt has served as dean of the W. P. Carey School of Business at Arizona State University since June 2004. He also serves on the Boards of Directors of Innovative Solutions & Support, Inc. and Laboratory Corporation of America Inc. Between 1973 and 2004, Mr. Mittelstaedt served in numerous positions at The Wharton School, most recently as Vice Dean, Executive Education, and Director of the Aresty Institute of Executive Education. From 1985-1990 he co-founded, developed and sold Intellego, Inc., a company engaged in practice management, systems development and service bureau billing operations in the medical industry. He formerly served as a member of the corporate Boards of Directors of: A.G. Simpson Automotive, Inc., Dresser Insurance, Inc., HIP Foundation, Inc. and Intelligent Electronics, Inc. Mr. Mittelstaedt received his B.S. (Mechanical Engineering) from Tulane University and his MBA from the Wharton School at the University of Pennsylvania. Mr. Mittelstaedt brings to the Board over 30 years of strategic planning experience covering a range of businesses. He also brings extensive corporate governance expertise, having developed and taught courses on corporate governance matters for over 18 years.

CHARLES E. PARENTE*

AGE: 71

Director Since: 2006

Mr. Parente currently serves as Chairman of the Audit Committee. Mr. Parente also serves as Chief Executive Officer of Pagnotti Enterprises, Inc., a diversified holding company whose primary business includes workers’ compensation insurance, real estate, anthracite coal mining preparation and sales, and as Chairman and CEO of CP Media, LLC, a holding company that owns broadcast television stations. From 1988 through 1993, he served as President and CEO of C-TEC Corporation, a telecommunications and high-technology company. From 1970 through 1987, Mr. Parente was CEO and Managing Partner of Parente Randolph, LLC, the leading independent accounting and consulting firm in Pennsylvania and among the top 30 in the country. Before this, from 1962 through 1970, he was a Principal at Deloitte, Haskins & Sells, a public accounting firm. Mr. Parente is a member of the Board of Directors of: Sordoni Construction Services, Inc., a commercial construction and real estate development company; Circle Bolt & Nut Co., a distributor of industrial products; and Frank Martz Coach Co. & Subsidiaries, a diversified transportation company. Mr. Parente also served as a Director of Community Bank System, Inc., a bank holding company, and its affiliated bank, Community Bank, N.A., from May 2004 through December 2010. He is active with various civic and community organizations, is past Chairman of the Board of Directors of the Wyoming Valley Health Care System, Inc. and is a board member of The Luzerne Foundation and King’s College, where he also served as Chairman from 1989 through 1998. He is a Certified Public Accountant and is a member of the American Institute of Certified Public Accountants. He graduated cum laude from King’s College in Wilkes-Barre, PA. Mr. Parente served as a director of CPA®:12, CPA®:14 and CPA®:15 from 2003 until 2006 and was a member of the Board of Directors of Bertels Can Company, a private manufacturer of metal cans for the gift industry, from 1993 to 2006. Mr. Parente brings to the Board extensive knowledge of accounting matters as well as executive experience.

NICK J.M. VAN OMMEN*

AGE: 65

Director Since: 2011

Mr. van Ommen served as Chief Executive Officer of the European Public Real Estate Association (EPRA) from 2000 to 2008, promoting, developing and representing the European public real estate sector. He has over three decades of financial industry experience, serving in various roles in the banking, venture capital and asset management sectors. Mr. van Ommen currently serves on the supervisory boards of several companies, including Babis Vovos International Construction SA, a listed real estate company in Greece, Intervest Retail and Intervest Offices, listed real estate companies in Belgium, and IMMOFINANZ, a listed real estate company in Austria. Mr. van Ommen has served as a member of the Investment Committee since September 2008 and a member of the board of directors of WPCI since December 2008. Mr. van Ommen brings to the Board over 30 years of financial and real estate experience, particularly in Europe.

DR. KARSTEN VON KÖLLER*

AGE: 72

Director Since: 2003

Dr. von Köller is currently Chairman of Lone Star Germany GmbH. He also serves as Chairman of the Supervisory Boards of Düsseldorfer Hypothekenbank AG and MHB Bank AG. He is also Vice Chairman of the Supervisory Boards of IKB Deutsche Industriebank AG, where he is Chairman of the Audit Committee, and Corealcredit Bank AG. Dr. von Köller was Chief Executive Officer of Eurohypo AG until 2003. He was also Chairman and a Member of the Board of Managing Directors of Allgemeine HypothekenBank Rheinboden AG from December 2005 until December 2006 and a director of FranconoWest AG, a residential real estate trust in Germany, from August 2007 until May 2008. Dr. von Köller brings to the Board Europe-wide experience in financing commercial real estate transactions as well as international bond market experience.

REGINALD WINSSINGER*

AGE: 69

Director Since: 1998

Mr. Winssinger is founder and Chairman of National Portfolio, Inc., an Arizona-based firm involved in acquisition, financing, management and construction of commercial, multi-family, industrial and land development real estate projects. He spent ten years at the Winssinger family real estate company, a third-generation Belgian real estate enterprise, before coming to the United States in 1979 to expand their investment activity. Over a 20-year period he created and managed a $500 million portfolio of U.S. real estate investment for U.S. and European investors. He later formed Horizon Real Estate Group, Inc., doing business as NAI Horizon in Phoenix, Arizona, a full service real estate firm providing brokerage, property management, construction management and real estate consulting services. He also serves as a Director of Carey Storage Asset Management, LLC, a subsidiary of the Company. Mr. Winssinger currently manages multiple companies with real estate investments primarily in Arizona, California and Texas. He also serves as a Director of Pierce-Eislen, Inc. and is the Honorary Consul of Belgium to Arizona. He attended the Sorbonne and is an alumnus of the University of California at Berkeley. Mr. Winssinger brings extensive experience in real estate, having worked in the industry for over 45 years. During his career, he has developed or managed several million square feet in residential and commercial real estate.

Committees of the Board of Directors

Members of the Board of Directors have been appointed to serve on various committees of the Board of Directors. The Board of Directors has currently established a Compensation Committee, an Audit Committee, and a Nominating and Corporate Governance Committee, the functions of which are summarized below. The Board of Directors has also established an Executive Committee, which has the authority, subject to certain limitations, to exercise the powers of the Board of Directors during intervals between meetings of the full Board of Directors, an Economic Policy Committee, which is available to render advice on economic policy matters affecting the Company, and a Strategic Planning Committee, which reviews and oversees the Company’s strategic planning processes.

•

Compensation Committee.    The Compensation Committee’s responsibilities include setting compensation principles that apply generally to Company employees; reviewing and making recommendations to the Board of Directors with respect to compensation for Directors; reviewing the compensation structure for all current key executives, including incentive compensation plans and equity-based plans; reviewing goals and objectives relevant to Executive Officers’ compensation, evaluating the Executive Officers’ performance and approving their compensation levels and annual and long-term incentive awards; and reviewing and approving the number of shares, price per share and period of duration for stock grants under any approved share incentive plan. There were six Compensation Committee meetings held during 2011.

*	Independent Director

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Audit Committee.    The Audit Committee has been established to assist the Board of Directors in monitoring the integrity of the financial statements and management’s report of internal controls over financial reporting of the Company, the compliance by the Company with legal and regulatory requirements and the independence, qualifications and performance of the Company’s internal audit function and Independent Registered Public Accounting Firm. Among the responsibilities of the Audit Committee are to engage an Independent Registered Public Accounting Firm, review with the Independent Registered Public Accounting Firm the plans and results of the audit engagement, approve professional services provided by the Independent Registered Public Accounting Firm, review the independence of the Independent Registered Public Accounting Firm and consider the range of audit and non-audit fees. The Committee ratifies the engagement of the internal auditors and reviews the scope of their internal audit plan. The Committee also reviews and discusses with management the internal auditors and the Independent Registered Public Accounting Firm, the Company’s internal controls and reviews the results of the internal audit program. There were nine Audit Committee meetings held during 2011.

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Nominating and Corporate Governance Committee.    The Nominating and Corporate Governance Committee is responsible for developing and implementing policies and practices relating to corporate governance, including monitoring implementation of W. P. Carey & Co. LLC’s corporate governance policies. In addition, the Committee develops and reviews background information for candidates for the Board of Directors, including those recommended by shareholders, and makes recommendations to the Board regarding such candidates. The Nominating and Corporate Governance Committee met four times during 2011.

The Board has adopted written charters for each of the Compensation, Audit, and Nominating and Corporate Governance Committees, each of which can be viewed on our website, www.wpcarey.com, under the heading “Investor Relations.”

Certain members of the Board are also members of the Investment Committee of Carey Asset Management Corp., a subsidiary of the Company that provides advisory services to the CPA® REITs and may also provide services to the Company. Before a property is acquired by a CPA® REIT, the transaction is reviewed by the Investment Committee to ensure that it satisfies the relevant CPA® REIT’s investment criteria. The Investment Committee is not directly involved in originating or negotiating potential investments but instead functions as a separate and final step in the investment process. In addition, the Investment Committee, at the request of our Board of Directors or Executive Committee, may also review any initial investment in which W. P. Carey & Co. LLC proposes to engage directly. Current Directors of W. P. Carey & Co. LLC who also serve on the Investment Committee are Messrs. Coolidge (Chairman), Hansing, Marston, van Ommen, and von Köller.

BOARD COMMITTEE MEMBERSHIP ROSTER

Name	Executive	Compensation	Audit	Nominating and Corporate Governance	Economic Policy	Strategic Planning
Trevor P. Bond	X					X
Francis J. Carey	X*
Nathaniel S. Coolidge	X		X			X
Eberhard Faber, IV	X	X	X	X*		X
Benjamin H. Griswold, IV	X	X*		X		X
Axel K.A. Hansing					X	X
Dr. Richard C. Marston	X			X	X	X
Robert E. Mittelstaedt, Jr.		X	X	X		X*
Charles E. Parente**		X	X*			X
Nick J.M. van Ommen		X	X
Karsten von Köller			X		X
Reginald Winssinger		X		X		X

*	Chairman of Committee

**	Financial Expert

The Board of Directors has determined that none of the Directors who currently serve on the Compensation, Audit, or Nominating and Corporate Governance Committees, or who served at any time during 2011 on such committees, has a relationship to W. P. Carey & Co. LLC that may interfere with his independence from W. P. Carey & Co. LLC and its management, and therefore all such Directors are “independent” as defined in the Listing Standards of the New York Stock Exchange, which we also refer to in this Proxy Statement as the Exchange, and under applicable rules of the Securities and Exchange Commission, which we refer to in this Proxy Statement as the SEC.

Board Meetings and Directors’ Attendance

There were four regular and three special Board meetings held in 2011, and each Director attended at least seventy-five percent of the aggregate of such meetings and of the meetings held during the year by the committees of which he was a member. Under our Corporate Governance Guidelines, each Director is required to make every effort to attend each Board meeting and applicable Committee meetings, except in unavoidable circumstances. Although there is no specific policy regarding Director attendance at meetings of shareholders, Directors are invited and encouraged to attend. All of the current Directors attended the annual meeting of shareholders held on June 16, 2011.

Until his election as Non-Executive Chairman in January 2012, Benjamin H. Griswold, IV served as Lead Director. The primary responsibility of the Lead Director was to preside over periodic executive sessions of the Board in which management Directors and other members of management do not participate. In his current role as Non-Executive Chairman, Mr. Griswold, in addition to presiding over any such executive sessions of the Board, also presides over meetings of the full Board of Directors.

Board Leadership Structure and Risk Oversight

Until his passing in January 2012, the Founder and principal shareholder of the Company, Mr. Wm. Polk Carey, was the Chairman of the Board. The Board believed that having Mr. Carey as Chairman provided strong leadership for the Board and critical thinking with respect to the Company’s strategy and performance and helped ensure that shareholder interests were well represented during Board deliberations. Until he was appointed as Non-Executive Chairman in January 2012, Mr. Griswold served as Lead Director. The Company’s Chief Executive Officer, Trevor P. Bond, is also a member of the Board of Directors. The Board considers the Chief Executive Officer’s participation to be important to make information and insight about the Company’s business and its operations directly available to the Directors in their deliberations. The Board feels that, as a former Chairman of the Board, Mr. Griswold is well-suited, in his capacity as Non-Executive Chairman, to preside over independent sessions of the Board (as he did when he was Lead Director) and to preside over full sessions of the Board.

The Board believes that risk oversight is the responsibility of the Board as a whole and not of any one of its committees. The Board periodically reviews the processes established by management to identify and manage risks, communicates with management about these processes and receives regular reports from each of its committees concerning, among other things, risks arising within its areas of responsibility.

Compensation of the Board of Directors

W. P. Carey & Co. LLC pays its Directors who are not its officers or employees or retired officers or employees fees for their services as Directors. We refer to these individuals in this proxy statement as Independent Directors or Non-Employee Directors. From June 2008 through the date of the Company’s annual meeting of shareholders held on June 16, 2011 (the “2011 Annual Meeting”), Independent Director annual compensation included: a cash annual retainer of $50,000; meeting attendance fees of $1,500 per regular quarterly meeting (including telephonic meetings); meeting attendance fees of $1,500 per committee meeting for members of the Audit, Compensation, and Nominating and Corporate Governance Committees (including telephonic meetings); and an automatic annual grant of restricted stock units, or RSUs, with a grant date fair value of $50,000, which are immediately vested but are required to be deferred until the Director completes his or her service on the Board. The RSUs granted to the Directors are also referred to in this Proxy Statement as Director RSUs. During 2010, the Compensation Committee requested that its independent compensation consultants, Towers Watson and Company (“Towers Watson”), conduct a review of the compensation of the Board and Committee members as part of its periodic review of such practices. Based on the results of that review and the advice of Towers Watson, in January 2011 the Compensation Committee recommended, and the Board approved, that, in order to realign total compensation levels with the median of the Company’s peer group, the grant date fair value of the annual grant of Director RSUs awarded to each Director should be increased to $70,000 effective as of July 1, 2011, which was the next scheduled grant date for such RSUs after the 2011 Annual Meeting. This adjustment was also intended to recognize the increased work and greater responsibilities assumed by the Board in 2010 and 2011.

Mr. Griswold receives an additional $10,000 per year for serving as the Chairman of the Compensation Committee and $10,000 per year for serving as a member of the Executive Committee. He received $10,000 in 2011 for serving as Lead Director, and he currently receives the same amount for serving as Non-Executive Chairman, although the Board expects to review this aspect of his compensation at a future date when the parameters of the role, which was a new position for the Company, become more fully defined. Mr. Parente receives an additional $10,000 per year for serving as Chairman of the Audit Committee. Mr. Faber receives an additional $10,000 per year for serving as Chairman of the Nominating and Corporate Governance Committee and $10,000 per year for serving as a member of the Executive Committee. Mr. Mittelstaedt receives an additional $10,000 per year for serving as Chairman of the Strategic Planning Committee. All of such fees are payable in cash quarterly. Directors Coolidge, Hansing, Marston, van Ommen, and von Köller are also members of the Investment Committee of Carey Asset Management Corp., and each receives a fee of $1,500 per Investment Committee meeting attended. Mr. Coolidge receives an additional $20,000 per year for serving as Chairman of the Investment Committee and $10,000 per year for serving as a member of the Executive Committee. Mr. Coolidge also receives an additional $1,500 fee for each transaction approved by him as Chairman of the Investment Committee pursuant to authority previously delegated to him by such committee, within specified parameters, to approve transactions valued at less than $10 million, and in 2011 he received a fee of $1,500 per quarter through September 30 to approve transactions under an a build-to-suit program that was being funded by CPA®:17 — Global. In addition, Directors, Hansing, Marston, van Ommen, von Köller, and Winssinger, are members of the Board of Directors of WPCI, a subsidiary of the Company that structures net lease transactions on behalf of the CPA® REITs outside of the United States, for which service they receive $10,000 in annual fees. Each of Mr. von Köller and Mr. van Ommen receive an additional $20,000 in fees per year for serving on the Board of Directors of W. P. Carey & Co. BV, a Netherlands subsidiary of the Company that manages international assets for the Company as well as the CPA® REITs. Mr. Winssinger is a member of the Board of Directors of Carey Storage Asset Management, a subsidiary of the Company, and he receives an additional $25,000 per year for such Board service. Messrs. Francis J. Carey and Bond, who are officers of W. P. Carey & Co. LLC and/or its subsidiaries, are also Directors and are not paid any Director fees. Mr. Wm. Polk Carey, who served as Chairman of the Board and as a Director in 2011, was not paid any Director fees for such service. The compensation received by Messrs. Wm. Polk Carey and Bond as officers of the Company in 2011 is discussed in the compensation tables for Executive Officers below. Mr. Francis J. Carey, who serves as the Company’s Chief Ethics Officer in addition to serving as the Chairman of the Executive Committee, receives an annual salary of $200,000 from the Company.

DIRECTOR COMPENSATION

The following table sets forth information concerning the compensation of the individuals who served as Independent Directors during 2011:

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	Total ($)
Nathaniel S. Coolidge	123,500	70,000	193,500
Eberhard Faber, IV	104,500	70,000	174,500
Benjamin H. Griswold, IV	108,500	70,000	178,500
Axel K.A. Hansing	94,500	70,000	164,500
Dr. Lawrence R. Klein(2)	46,500	0	46,500
Dr. Richard C. Marston	92,000	70,000	162,000
Robert E. Mittelstaedt, Jr.	84,000	70,000	154,000
Charles E. Parente	93,000	70,000	163,000
Nick J.M. van Ommen	120,500	70,000	190,500
Karsten von Köller	114,500	70,000	184,500
Reginald Winssinger	113,500	70,000	183,500

(1)

Amounts reflect the aggregate grant date fair value calculated in accordance with Financial Accounting Standards Board Accounting Standings Codification Topic 718 (“FASB ASC Topic 718”) with respect to awards of Director RSUs received in 2011. There were no option awards, non-equity incentive compensation or nonqualified deferred compensation granted to the Directors during 2011. For each of the Directors, the grant date fair value of each Director RSU, computed in accordance with FASB ASC Topic 718, was $40.38 on July 1, 2011. The assumptions on which these valuations are based are set forth in Note 14 to the consolidated financial statements included in the 2011 Form 10-K.

(2)	On June 16, 2011, Dr. Lawrence R. Klein retired from the Board and became an emeritus director.

The following table reflects Independent Director options and Director RSUs outstanding and held by the individuals listed in the previous table, if any, as of December 31, 2011:

	Total RSU Awards(1) (#)	Total Option Awards Vested (#)
Nathaniel S. Coolidge	7,019	4,000
Eberhard Faber, IV	7,019	0
Benjamin H. Griswold, IV	7,019	4,000
Axel K.A. Hansing	1,734	0
Dr. Richard C. Marston	1,734	0
Robert E. Mittelstaedt, Jr.	7,019	4,000
Charles E. Parente	7,019	4,000
Nick J.M. van Ommen	1,734	0
Karsten von Köller	7,019	0
Reginald Winssinger	7,019	0

(1)

Director RSUs were immediately vested when granted, but the payout of the underlying shares of Common Stock, which occurs on a one-for-one basis, was required to be deferred until the Director completes his service on the Board.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS, DIRECTORS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of Common Stock as of the Record Date by each of W. P. Carey & Co. LLC’s nominees for election as Director, each of the named executive officers listed in the Summary Compensation Table below (“NEOs”), all Directors and Executive Officers as a group, and each person known to the Company to own beneficially more than 5% of the Common Stock. Fractional shares are rounded to the nearest full share. The business address of each of the Directors listed is c/o W. P. Carey & Co. LLC, 50 Rockefeller Plaza, New York, NY 10020. Except as noted below, none of the shares has been pledged as collateral.

Name of Beneficial Owner	Amount of Shares Beneficially Owned(1)	Percentage of Class
Trevor P. Bond(2)(3)	32,972	*
Francis J. Carey(2)(4)	500,294	1.24%
Nathaniel S. Coolidge(5)	16,320	*
Mark J. DeCesaris(2)(6)	84,360	*
Eberhard Faber, IV(7)	39,664	*
Benjamin H. Griswold, IV(5)(8)	165,603	*
Axel K.A. Hansing	1,734	*
Dr. Richard C. Marston	1,734	*
John D. Miller(2)(9)	22,390	*
Robert E. Mittelstaedt, Jr.(5)	19,363	*
Charles E. Parente(5)	50,082	*
Nick J.M. van Ommen	8,134	*
Dr. Karsten von Köller	7,023	*
Reginald Winssinger	26,119	*
Thomas E. Zacharias(2)(10)	309,914	*
Estate of Wm. Polk Carey(11)	11,666,169	28.93%
All Director and Executive Officers as a Group (16 individuals)(12)	12,991,050	32.07%

*	Less than 1%

(1)

Beneficial ownership has been determined in accordance with the rules of the SEC and includes shares that each individual (or the Group) has the right to acquire within 60 days as well as vested Director RSUs and LTIP RSUs, PSUs, and Rollover RSUs, each as defined below, where payout of the underlying shares has been deferred. Except as noted, and except for any community property interest owned by spouses, the listed individuals have sole investment power and sole voting power as to all shares of which they are identified as being the beneficial owners.

(2)

The amounts shown include 753 shares that the individual has the right to acquire within 60 days under the ESPP, assuming each individual purchases the maximum number of shares he is eligible to purchase and assuming a per-share purchase price of $33.21 (based on 85% of the fair market value of the Common Stock on the first day of trading in the semi-annual purchase period pursuant to the terms of the ESPP, as more fully described under “Equity Compensation Plan Information” below).

(3)	The amount shown includes 1,700 shares owned by Mr. Bond’s spouse and 1,998 shares held in the Estate of Nelson L. Bond, Jr., Mr. Bond’s late father, for which he is the executor.

(4)

The amount shown includes 7 shares that Mr. Francis J. Carey has the right to acquire through the exercise of stock options within 60 days under the 1997 Share Incentive Plan and a total of 244,179 shares held in three grantor retained annuity trusts. The amount shown also includes 183,293 shares that have been pledged in a margin account. The amount does not reflect the shares held by the Estate of Wm. Polk Carey, the Company’s deceased Chairman and Founder, noted in the Table above, for which Mr. Carey serves as co-executor and which we refer to in this Proxy Statement as the Carey Estate. Mr. Carey has shared voting and dispositive power over such shares, and may be the ultimate beneficiary of a portion of such shares.

(5)	The amount shown includes 4,000 shares this Director has the right to acquire through the exercise of stock options within 60 days under the 1997 Non-Employee Director Plan.

(6)	The amount shown also includes 59,273 shares that have been pledged in a margin account.

(7)

The amount shown includes 4,675 shares held by the Faber Family Trust, of which Mr. Faber is a trustee and a beneficiary, and 1,100 shares owned by Mr. Faber’s spouse. It also includes 400 shares owned by his niece held in an account for which Mr. Faber has investment authority but with regard to which he disclaims beneficial ownership. It does not include 1,590 shares held by the Faber Foundation.

(8)

The amount shown includes 33,000 shares held by the Benjamin H. Griswold, III Marital Trust and 16,500 shares held by the Benjamin H. Griswold, III Grandchildren’s Trust, of which Mr. Griswold is a trustee, and 2,000 shares owned by Mr. Griswold’s spouse.

(9)	The amount shown includes 19 shares that Mr. Miller has the right to acquire through the exercise of stock options within 60 days under the 1997 Share Incentive Plan.

(10)

The amount shown includes 154,478 shares that Mr. Zacharias has the right to acquire through the exercise of stock options within 60 days under the 1997 Share Incentive Plan and 17,000 shares owned by Mr. Zacharias’s spouse. Mr. Zacharias disclaims beneficial ownership of the shares owned by his spouse. The amount shown also includes 119,665 shares that have been pledged in a margin account.

(11)

The amount shown includes 7,114,735 shares held by W. P. Carey & Co., Inc. that the Carey Estate is deemed to beneficially own and includes 15,222 shares that the Carey Estate has the right to acquire through the exercise of stock options within 60 days under the Company’s 1997 Share Incentive Plan. The amount shown also includes 653,566 shares that have been pledged in a margin account by the Carey Estate.

(12)	Includes shares owned by the Carey Estate for which Mr. Francis J. Carey, a Director, serves as co-executor, as described in footnote 4 above.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires that Directors, Executive Officers and persons who are the beneficial owners of more than 10% of our shares file reports of their ownership and changes in ownership of our shares with the SEC and to furnish us with copies of all such Section 16 reports that they file. Based upon a review of the copies of such reports furnished to us as filed with the SEC and other written representations that no other reports were required to be filed during the year, W. P. Carey & Co. LLC believes that our Directors, Executive Officers and beneficial owners of 10% or more of our shares were in compliance with the reporting requirements of Section 16(a) of the Exchange Act during 2011.

EQUITY COMPENSATION PLAN INFORMATION

The following table presents information regarding the Company’s equity compensation plans as of December 31, 2011:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by security holders	2,637,544	(1)	$28.83	(2)	2,922,389	(3)
Equity compensation plans not approved by security holders	0		0		0
Total	2,637,544	(1)	$28.83	(2)	2,922,389	(3)

(1)

Reflects outstanding options, LTIP, RSUs, and performance share units, or PSUs, issued to officers and employees under the 1997 Share Incentive Plan and the 2009 Share Incentive Plan. For PSUs, which may or may not vest in varying amounts depending on the achievement of specified performance criteria, the Target Amount, which at the date of grant was the expected future payment, aggregating, 610,745 PSUs, was used; the Maximum Amount that can be issued would be 1,832,234 (although, for PSUs granted in 2009, the actual payout level achieved was 175% of the Target Amount and not the Maximum Amount). Amounts shown do not include dividend equivalents to be paid on PSUs, which are reinvested in shares of Common Stock at the end of the relevant performance cycle but only to the extent the PSUs vest. Also reflects Director RSUs granted under the 2009 Non-Employee Directors’ Incentive Plan.

(2)

All RSUs and PSUs are settled in shares of Common Stock on a one-for-one basis and accordingly do not have a Weighted-Average Exercise Price. The Weighted-Average Exercise Price shown is for outstanding options only.

(3)

Includes: 2,570,987 shares of Common Stock issuable under the 2009 Share Incentive Plan, which may be issued upon the exercise of stock options, as restricted stock, upon vesting of RSUs or PSUs, or as other stock based awards; 260,095 shares issuable under the 2009 Non-Employee Director Incentive Plan, which may be issued upon the exercise of stock options, upon vesting of Director RSUs or as restricted stock; and 91,307 shares currently issuable under the ESPP. See “Proposal Two — Approval of an Amendment to the Employee Stock Purchase Plan” below for a description of a proposal to increase the number of shares of Common Stock authorized for issuance under the ESPP to 500,000 shares. Under the terms of the ESPP, eligible employees may purchase shares semi-annually with up to a maximum of 10% of eligible compensation, or $25,000, if less. The purchase price is 85% of the lower of the fair market value of the Common Stock on the first and last day of each semi-annual purchase period, which is defined in the ESPP as the average of the high and low prices of such stock on the Exchange. The terms of the ESPP do not limit the aggregate number of shares subject to purchase by all participants during any one purchase period.

PROPOSAL TWO

APPROVAL OF AN AMENDMENT TO THE

EMPLOYEE STOCK PURCHASE PLAN

Since 1998, the Company has been offering the opportunity to participate in its Employee Stock Purchase Plan to its United States-based employees. The Board believes that the ESPP helps the Company attract and retain employees by providing participating employees with the opportunity to acquire an ownership interest intended to further align their interests with the Company and its shareholders. The purpose of the ESPP is to encourage and assist employees to acquire an ownership interest in the company. As of the date of this Proxy Statement, approximately 88 employees participate in, and a total of 408,693 shares have been issued under, the ESPP, with 91,307 shares remaining available for issuance. Pursuant to the ESPP, employees of the Company and its participating affiliates may periodically purchase shares of Common Stock at a discount through payroll deductions or a lump sum contribution. On March 15, 2012, the Board unanimously adopted an amendment to the ESPP to provide for an increase in the number of shares of Common Stock available for issuance under the ESPP to 500,000 shares from the 91,307 shares currently remaining available. The Board believes that such increase is necessary in order to provide for the issuance of shares consistent with current and anticipated participant purchase elections. A copy of the proposed amended and restated ESPP is attached to this Proxy Statement as Appendix A. The following description is qualified in its entirety by reference to the ESPP attached as Appendix A.

Summary of the ESPP Eligibility.    To be eligible to participate in the ESPP, an employee must be employed by the Company or a participating affiliate on the first day of the semi-annual offering period. Directors who are not employees of the Company are not eligible to participate in the ESPP. As of April 1, 2012, approximately 185 employees were eligible to participate in the ESPP, including five Executive Officers.

Offering Periods.    The ESPP is divided into two six-month offering periods that end on the last day of May and November of each year. During each offering period, participating employees can either (a) purchase shares at the end of the offering period through a lump-sum contribution or (b) accumulate funds in an account used to buy Common Stock through payroll deductions and, at the end of each offering period, the participating employee’s accumulated funds are used to purchase shares of Common Stock. No interest is paid on such accounts.

Limitations on the Number of Shares Purchased.    Payroll deductions accrue at a rate of not less than 1% and not more than 10% of the employee’s compensation, as defined in the ESPP, during each offering period, and lump-sum contributions may not exceed 10% of the employee’s compensation during the offering period. No employee may contribute more than $25,000 during any calendar year under the ESPP.

Purchase Price.    The purchase price per share of Common Stock under the ESPP is 85% of the lesser of (i) the fair market value of the Common Stock on the first day of an offering period and (ii) the fair market value of the Common Stock on the last day of an offering period. On December 1, 2011, the first day of the current offering period, the fair market value of the Common Stock, which is defined in the ESPP as the average of the high and low price of the Common Stock on the Exchange, was $39.07 per share. The closing price of the Common Stock on the Record Date was $46.97 per share.

Past Participation.    The total number of shares of Common Stock purchased under the ESPP since its initial adoption by each of the individuals named in the Summary Compensation Table below, all the current Executive Officers as a group, and the Directors who are not Executive Officers as a Group is as follows: Wm. Polk Carey — 17,758; Thomas E. Zacharias — 6,686; John D. Miller — 3,411; Mark M. Goldberg — 3,507; all current Executive Officers as a group — 13,604; and all Directors who are not Executive Officers as a group — 17,758.

Shares Available for Grant.    Under the ESPP, 500,000 shares of Common Stock were originally reserved for issuance. The maximum number of shares of Common Stock that will be available for further issuance under the ESPP, if this Proposal is approved by the shareholders, will again be 500,000 shares, consisting of 408,693 additional shares to be authorized by the proposed amendment and 91,307 shares previously authorized and remaining available for issuance. Shares reserved for issuance under the ESPP are subject to adjustment for stock dividends, stock splits and certain other events as provided in the ESPP. The shares of Common Stock issued under the ESPP will be from the Company’s authorized but unissued shares of Common Stock and/or from treasury stock.

Effect of Termination of Employment.    An employee’s participation in the ESPP will terminate as of their date of termination of employment. Under the ESPP as amended, in the event of termination of employment for any reason prior to the last business day of an offering period, payroll deductions will be returned to the former employee (or his or her estate, in the case of the employee’s death).

Administration.    The ESPP is administered by the Compensation Committee, which is authorized to interpret the ESPP and to make such rules and regulations as it deems necessary in connection therewith.

Amendment of the ESPP.    The Board has the power to amend or terminate the ESPP, except that the Board may not amend the ESPP without shareholder approval if such approval is required by any applicable rule or regulation of the SEC or the Exchange.

Federal Income Tax Consequences.    The following discussion summarizes the material federal income tax consequences to the Company and the participating employees in connection with the ESPP under existing applicable provisions of the Internal Revenue Code and the accompanying regulations. The discussion is general in nature and does not address issues relating to income tax circumstances of any individual employee. The discussion is based on federal income tax laws in effect on the date of this Proxy Statement and is, therefore, subject to possible future changes in the law. The discussion does not address the consequences of state, estate, inheritance, local or foreign tax laws. The ESPP is not intended to be an employee stock purchase plan under Section 423 of the Internal Revenue Code.

Under the Internal Revenue Code, the Company is deemed to grant employees participating in the ESPP an “option” on the first day of each offering period to purchase as many shares of Common Stock as the employee will be able to purchase with the amounts expected to be credited to his or her account during the offering period. On the last day of the offering period, the purchase price is determined and the employee is deemed to have exercised the “option” and purchased that number of shares of Common Stock that his or her accumulated payroll deductions or lump-sum contribution will purchase at the purchase price. Accordingly, an employee will recognize income taxable as ordinary compensation when shares of Common Stock are purchased under the ESPP. On the last day of the offering period, the amount by which the fair market value of the shares purchased, determined as of that day, exceeds the purchase price of the Common Stock is treated as compensation income. Dividends, if any, paid on shares purchased under the ESPP are treated as dividend income received by the employee and are taxable in the year in which the dividends are paid.

When an employee subsequently sells Common Stock purchased under the ESPP, the employee generally recognizes a capital gain or loss, which is long-term or short term depending upon whether the shares have been held for more than one year. The Company or one of its subsidiaries is generally entitled to a deduction in the year in which an employee purchases shares under the ESPP equal to the amount of compensation income recognized.

Vote Required

Assuming the presence of a quorum, the affirmative vote of a majority of the votes cast by the holders of the Common Stock present and entitled to vote thereon at the Annual Meeting is required to approve Proposal Two. An abstention from voting will not be considered a vote cast on the matter, will not be counted in determining the number of affirmative votes required for approval and, accordingly, will not have the effect of a vote for or against the proposal. If a broker or similar nominee limits on a proxy card the number of shares voted on this proposal or indicates that the shares represented by a proxy card are not voted on this proposal, such broker non-votes will not be considered a vote cast, will not be counted in determining the number of affirmative votes required for approval and, accordingly, will not have the effect of a vote for or against the proposal.

Recommendation:    The Board recommends that shareholders vote FOR the approval of Proposal Two.

PROPOSAL THREE

RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

From the Company’s inception, it has engaged the firm of PricewaterhouseCoopers LLP as its Independent Registered Public Accounting Firm. For 2012, the Audit Committee has again approved the engagement of PricewaterhouseCoopers LLP as the Company’s independent auditors. A representative of PricewaterhouseCoopers LLP will be present at the Annual Meeting to make a statement, if he or she desires to do so, and to respond to appropriate questions from shareholders.

Although shareholder ratification of PricewaterhouseCoopers LLP’s appointment is not required by the Company’s bylaws or otherwise, the Company’s Board of Directors is submitting the ratification of PricewaterhouseCoopers LLP’s appointment for the year 2012 to the Company’s shareholders. If the shareholders do not ratify the appointment of PricewaterhouseCoopers LLP, the Audit Committee will reconsider whether or not to retain PricewaterhouseCoopers LLP as the Company’s Independent Registered Public Accounting Firm for the year 2012 but will not be obligated to terminate the appointment. Even if the shareholders ratify the appointment of PricewaterhouseCoopers LLP, the Audit Committee in its discretion may direct the appointment of a different Independent Registered Public Accounting Firm at any time during the year if the Committee determines that such a change would be in the Company’s interests.

Vote Required

The ratification of PricewaterhouseCoopers LLP’s appointment requires the affirmative vote of a majority of the votes actually cast by shares present in person or represented by proxy at the Annual Meeting, a quorum being present. An abstention from voting will not be considered a vote cast on the matter, will not be counted in determining the number of affirmative votes required for approval and, accordingly, will not have the effect of a vote for or against the proposal. If a broker or similar nominee limits on a proxy card the number of shares voted on this proposal or indicates that the shares represented by a proxy card are not voted on this proposal, such broker non-votes will not be considered a vote cast, will not be counted in determining the number of affirmative votes required for approval and, accordingly, will not have the effect of a vote for or against the proposal.

Recommendation:    The Board of Directors recommends a vote FOR the approval of Proposal Three

EXECUTIVE OFFICERS

The Company’s Executive Officers are determined annually by the Board of Directors. Detailed information regarding the Executive Officers who are not directors as of the date of this Proxy Statement is set forth below.

MARK J. DECESARIS

AGE: 53

Mr. DeCesaris has served as Chief Financial Officer of the Company and each of the CPA® REITs since July 2010, having previously served as Acting Chief Financial Officer since November 2005 (and, in the case of CPA®:17 — Global, since October 2007). He has also served as Chief Administrative Officer and Managing Director of the Company and each of the CPA® REITs since November 2005 (and, in the case of CPA®:17 — Global, since October 2007). Mr. DeCesaris also served as Chief Financial Officer of CPA®:14 from July 2010 through the completion of the CPA®:14/16 Merger in May 2011, having previously served as Acting Chief Financial Officer since November 2005, and as Chief Administrative Officer and Managing Director from November 2005 through the date of the CPA®:14/16 Merger. Mr. DeCesaris has also served as Chief Financial Officer of CWI since March 2008 and as its Chief Administrative Officer since September 2010. Mr. DeCesaris had previously been a consultant to W. P. Carey & Co. LLC’s finance department since May 2005. Prior to joining W. P. Carey & Co. LLC, from 2003 to 2004 Mr. DeCesaris was Executive Vice President for Southern Union Company, a natural gas energy company publicly traded on the Exchange, where his responsibilities included overseeing the integration of acquisitions and developing and implementing a shared service organization to reduce annual operating costs. From 1999 to 2003, he was Senior Vice President for Penn Millers Insurance Company, a property and casualty insurance company, where he served as President and Chief Operating Officer of Penn Software, a subsidiary of Penn Millers Insurance. From 1994 to 1999, he was President and Chief Executive Officer of System One Solutions, a business consulting firm that he founded. Mr. DeCesaris is a licensed Certified Public Accountant and started his career with Coopers & Lybrand in Philadelphia. Mr. DeCesaris graduated from King’s College with a B.S. in Accounting and a B.S. in Information Technology. He currently serves as Vice Chairman of the Board of Trustees of King’s College and as a member of the Board of Trustees of the Chilton Memorial Hospital Foundation, and he is a member of the American Institute of Certified Public Accountants.

MARK GOLDBERG

AGE: 50

Mr. Goldberg is a Managing Director of W. P. Carey & Co. LLC and has served as President of Carey Financial, LLC, the Company’s broker-dealer subsidiary, since April 2008. Mr. Goldberg previously served as President and Chief Executive Officer of Royal Alliance Associates, Inc., an independent broker-dealer, part of one of the nation’s largest networks of independent advisors. Prior to his CEO position at Royal Alliance, Mr. Goldberg served as Executive Vice President of SunAmerica Financial Network, a subsidiary of SunAmerica and the parent company for six national broker-dealers. He also served as President of a Tokyo-based securities firm, which was an affiliate of the SunAmerica Financial Network. Prior to his position in Tokyo, Mr. Goldberg resided in Israel, where he was an active investor in early-stage technology companies and served on the Board of the Jerusalem Institute of Technology. Mr. Goldberg is a founding member and former Director of the Financial Services Institute and a former member of the Board of Directors International Association of Financial Planners, and he currently serves on the Board of Directors of the Investment Program Association. Mr. Goldberg is a General Securities Principal (Series 24) registered with the Financial Industry Regulatory Authority, known as FINRA. He received a B.A. in Economics from Yeshiva University and attended graduate studies in finance at Baruch College.

JOHN D. MILLER

AGE: 67

Mr. Miller joined W. P. Carey & Co. LLC in 2004 as Vice Chairman of Carey Asset Management Corp. and has served as Chief Investment Officer of W. P. Carey & Co. LLC and each of the CPA® REITs since 2005 (and, in the case of CPA®:17 — Global, since October 2007). He also served as Chief Investment Officer of CPA®:14 from 2005 through the date of the CPA®:14/16 Merger. Mr. Miller was a Co-founder of StarVest Partners, L.P., a technology oriented venture capital fund. Mr. Miller continues to retain a Non-Managing Member interest in StarVest. From 1995 to 1998, he served as President of Rothschild Ventures Inc., the private investment unit of Rothschild North America. Prior to joining Rothschild in 1995, he held positions at two private equity firms, Credit Suisse First Boston’s Clipper group and Starplough Inc., an affiliate of Rosecliff. Mr. Miller previously served in investment positions at the Equitable, including serving as President and Chief Executive Officer of Equitable Capital Management Corporation, and as head of its corporate finance department. He currently serves on the Board of Circle Entertainment Inc. and Function (X), Inc. He received his B.S. from the University of Utah and an M.B.A. from the University of Santa Clara.

THOMAS E. ZACHARIAS

AGE: 58

Mr. Zacharias joined W. P. Carey & Co. LLC in April 2002 and is head of the Asset Management Department. He currently serves as Chief Operating Officer and Managing Director of W. P. Carey & Co. LLC and CPA®:15 since 2005, of CPA®:17 — Global since October 2007, and of CPA®:16 — Global since May 2011, having previously served as its President since 2003. He also served as the Chief Operating Officer and Managing Director of CPA®:14 from 2005 through the date of the CPA®:14/16 Merger. Mr. Zacharias previously served as an Independent Director of CPA®:14 from 1997 to 2001 and CPA®:15 in 2001. Mr. Zacharias has also served as Chief Operating Officer of CWI since September 2010. Prior to joining W. P. Carey & Co. LLC, Mr. Zacharias was a Senior Vice President of MetroNexus North America, a Morgan Stanley Real Estate Funds Enterprise. Prior to joining MetroNexus in 2000, Mr. Zacharias was a Principal at Lend Lease Development U.S., a subsidiary of Lend Lease Corporation, a global real estate investment management company. Between 1981 and 1998 Mr. Zacharias was a senior officer at Corporate Property Investors, which at the time of its merger into Simon Property Group in 1998 was one of the largest private equity REITs in the United States. Mr. Zacharias received his undergraduate degree, magna cum laude, from Princeton University in 1976 and a Masters in Business Administration from Yale School of Management in 1979. He is a member of the Urban Land Institute, International Council of Shopping Centers and NAREIT, and served as a Trustee of Groton School in Groton, Massachusetts between 2003 and 2007.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary.    The Company’s executive compensation programs are structured in accordance with the following principles, first established by the Company’s late founder, Mr. Wm. Polk Carey:

•	Compensation levels should be conservative and prudent.

•	Compensation should adequately reward those who create value for the Company and its shareholders.

•	Compensation should be tied to the financial performance of the Company.

In addition to the framework set by these principles, the Compensation Committee considered a number of factors in determining 2011 compensation levels for the Named Executive Officers, or NEOs. Among these factors were the Company’s financial and market performance compared to prior years, the 2011 business plan, the performance of a peer group of companies, the broader economic environment, and the strategic goals and challenges faced by the Company in 2011. The Committee determined that 2011 market and financial performance exceeded the performance of our peer group, was strong by historical standards, and surpassed the expectations set forth in the 2011 business plan.

Given these corporate performance considerations, the Committee decided that 2011 incentive pay should be greater than 2010 incentive pay. Bonus payouts for the 2011 performance year were increased overall by 20% over the prior year, although actual bonus payouts varied due to individual performance considerations. The grant date fair values of long-term incentive plan grants in general for 2012 were also increased by approximately 36% over 2011 grant values, an increase entirely attributable to year-over-year stock price gains as opposed to additional share grants. In addition, these values may or may not be actually realized by the executive, depending upon, among other factors, the performance of the Common Stock over the terms of the grants.

At the 2011 Annual Meeting, we provided our shareholders with the opportunity to cast a nonbinding advisory vote on executive compensation in accordance with SEC rules, known as “say-on-pay proposal.” Approximately 98% of the votes cast on the say-on-pay proposal at that meeting were voted in favor of the proposal. Our Compensation Committee considered the outcome of that advisory vote to be an endorsement of the Committee’s compensation philosophy and its implementation. The Compensation Committee will continue to consider the outcome of the Company’s say-on-pay votes when making future compensation decisions for the NEOs.

Introduction

The Company’s compensation philosophy and its processes for compensating Executive Officers are supervised by the Compensation Committee of the Board of Directors. This Committee currently consists of six Directors, each of whom is independent within the meaning of the Listing Standards of the Exchange. The Compensation Committee’s responsibilities include setting the Company’s executive compensation principles and objectives, setting and approving the compensation of Executive Officers, and monitoring and approving the Company’s general compensation programs.

Its functions include the following:

•	Annually, evaluate the Chief Executive Officer’s performance and approve the Chief Executive Officer’s compensation level based on that evaluation.

•	Annually, review the performance and approve the compensation of Executive Officers in addition to the Chief Executive Officer.

•	Review and approve any changes to the Company’s compensation programs, particularly with respect to incentive compensation plans and equity-based compensation plans.

•	Administer all equity-based plans and monitor shareholder dilution.

•	Retain a compensation consulting firm, on the Compensation Committee’s sole authority, that reports directly to the Committee.

The Compensation Committee relies on input both from management and from its independent compensation consultant, Towers Watson, to assist the Committee in making its determinations. Although the Compensation Committee receives information and recommendations regarding the design of the compensation program and level of compensation for Executive Officers from these sources, the Compensation Committee retains the sole authority to make final decisions both as to the types of compensation and compensation levels for these executives.

Compensation Philosophy:    The Company’s compensation programs are designed to align executive pay with Company performance and to motivate management to make sound financial decisions that increase the value of the Company. The Committee believes that a blend of incentive programs based on both quantitative and qualitative performance objectives is the most appropriate way to encourage not only the achievement of outstanding financial performance, but maintenance of consistent standards of teamwork, creativity, good judgment, and integrity. The Compensation Committee relies on a balance of formulaic and qualitative incentive programs, exercising its best judgment and taking into account the many aspects of performance that make up an individual’s contribution to the Company’s success.

Thus, in determining 2011 compensation, the Committee examined a broad range of information on financial performance, as described below. The Committee also reviewed information on the performance of and contributions made by individual Executive Officers and, in doing so, placed substantial reliance on information received from, and the judgment of, the Chief Executive Officer. While the Compensation Committee does take into account independent survey data and public peer group data as market reference points, it does not explicitly target compensation levels at any particular quartile or other reference level.

Outside Compensation Consultant:    In 2011, Towers Watson analyzed the Company’s executive compensation practices and award levels against market and peer group practices generally. That review was intended, among other things, to assist the Compensation Committee in determining appropriate compensation levels for NEOs given 2011 performance. Towers Watson also presented the Committee with historical peer group performance data that the Committee considered in determining 2011 bonus payouts and in setting the 2012-2014 metrics and goals for PSUs, as described below.

2011 Performance Summary

The Compensation Committee considers a number of key financial, market and operational measures in making compensation decisions, including revenue, Earnings Before Interest, Taxes, Depreciation, and Amortization, or EBITDA, Net Income, Operating Margin, Earnings per Share, Adjusted Cash Flow from Operations, Funds From Operations, as Adjusted, or AFFO, assets under management, investment volume, fundraising objectives, market capitalization, stock price appreciation, dividend yield, and total shareholder return, as discussed below. In making compensation decisions for 2011, the Committee considered the Company’s performance relative to prior year performance, the performance of its peers, the Company’s long-term strategy and the broader economic environment. The Committee did not put emphasis on any single metric but rather reviewed the overall results to arrive at a viewpoint on how financial performance compared with prior years and the peer companies and what effect this should have on annual compensation levels.

The Committee concluded that that the Company’s 2011 financial performance significantly exceeded the expectations set forth in the Company’s annual operating plan. The Company improved on most of the financial measures considered by the Committee, including revenue, profitability and AFFO. With year-over-year increases of approximately 60% and 95% respectively, the Company’s EBITDA and net income improvement were of particular note. Additionally, the Company’s financial results were generally stronger, more stable, and growing faster than the Company’s peers. The Company’s total investment volume and assets under management each increased by approximately 10% in 2011.

The Committee also concluded that 2011 market performance was strong. The Company’s three-year compound annual growth rate, or CAGR, for total shareholder return was approximately 29% over the three years ended December 31, 2011, which represents the 70th percentile of peer group returns. A trend of strong market performance continued in 2011, with an annual share price increase of approximately 38% and further growth of the Company’s dividend. The Company also accomplished a number of strategic goals in 2011, including growing assets under management, successfully managing assets in a challenging environment, refinancing maturing debt, securing financing for new deals, and achieving fundraising goals, as well as the successful liquidity event for CPA®:14, which was effected through CPA®:14/16 Merger.

The Committee’s 2011 and 2012 compensation decisions reflect these performance considerations. Overall, the Committee determined that the Company had a very successful year, particularly given the amount of work involved in the completion of the CPA®:14/16 Merger. Actions such as salary adjustments, bonus payout determinations and grants of long-term incentive opportunities were intended to recognize and reward our NEOs for their contributions to the Company’s success and to provide an ongoing incentive to sustain and improve upon these achievements. In light of these performance considerations, the Committee decided to increase 2011 bonus payouts in 2011 by approximately 15-20%. The Committee decided not to increase the number of shares granted to each NEO for 2012 due to the 36% increase in award value due solely to year-over-year stock price gains.

Some of the specific financial results the Committee evaluated were:

Financial Metric	2011 Results	2010 Results
Total Revenues (net of reimbursed expenses)	$271.6 million	$213.9 million
Net Income	$139.1 million	$74.0 million
Diluted Earnings Per Share	$3.42	$1.86
Cash flow from operating activities	$80.1 million	$86.4 million
CPA® REITs Structured Investments	$1.2 billion	$1.0 billion
CPA® REITs Total Assets	$9.8 billion	$8.8 billion

The Committee also considered the following supplemental metrics:

Financial Metric(1)	2011 Results	2010 Results
AFFO	$188.9 million	$130.9 million
AFFO (Real Estate Ownership Segment)	$87.2 million	$80.6 million
EBITDA	$228.3 million	$140.5 million
EBITDA (from Investment Management)	$112.4 million	$69.9 million
Adjusted Cash Flow From Operations	$98.6 million	$88.6 million

(1)

The Company believes that these financial measures are useful supplemental measures that assist investors to better understand the underlying performance of its business segments. These financial measures do not represent net income or cash flow from operating activities that are computed in accordance with accounting principles generally accepted in the United States (“GAAP”) and should not be considered an alternative to net income or cash flow from operating activities as an indicator of the Company’s financial performance. These non-GAAP financial measures may not be comparable to similarly titled measures of other companies. Please refer to the Company’s Current Report on Form 8-K filed with the SEC on February 29, 2012 for a reconciliation of these non-GAAP financial measures to the Company’s consolidated financial statements.

2011 Peer Comparison Group

When determining compensation levels for the NEOs, the Committee considers a number of external market reference points, including published survey data and the competitive pay levels of an established group of publicly traded peer companies. This peer comparison group consists of companies with whom the Company competes for executive talent. The 2011 peer comparison group was comprised of 15 companies operating in the real estate investment and real estate asset management industries. The Committee annually reviews the peer group to determine what changes, if any, are appropriate. In January 2011, the Compensation Committee assessed the composition of the Company’s peer group with the assistance of Towers Watson and determined that Affiliated Managers Group, Alliance Bernstein Holdings, Eaton Vance Corp. and Waddell & Reed Financial Inc. were no longer optimal comparison points for the Company. The Committee removed these companies from the peer group and added supplemental companies that more closely matched the established criteria for inclusion in the peer group.

The companies included in the Company’s peer group generally have the following characteristics:

•	Companies operating in the property acquisition, development, management leasing or REIT industries;

•	Companies with a strategic focus on commercial and industrial properties;

•

Companies with revenues, net investment in real estate, and market capitalization roughly equivalent to the Company with revenues, investments and market capitalization of the Company computed inclusive of such data for the CPA® REITs, for which the Company provides management services, including day-to-day management and responsibility for property acquisitions, refinancing, and sales; and

•	Publicly traded companies.

The peer group for 2011 consisted of the following companies:

AMB Property Corporation	Istar Financial	Northstar Realty Finance
Calamos Asset Management	Kimco Realty Corporation	Realty Income Corporation
CapLease Inc.	Lexington Realty Trust	Weingarten Realty Investors
Cohen and Steers Inc.	Liberty Property Trust
Cousins Properties	Mack-Cali Realty
Federal Realty Investment Trust	National Retail Properties

In January 2012, the Compensation Committee assessed the composition of the Company’s peer group with the assistance of Towers Watson. The Committee determined that the current peer group remained appropriate and did not make any changes to the 2011 peer comparison group with the exception of removing AMB Property Corporation due to its merger with ProLogis, Inc. The new peer group will be used for compensation and performance comparisons in 2012.

Elements of Compensation

The Company uses base salary, annual bonuses, and stock-based awards, as well as a range of benefit plans, as tools to help achieve its compensation objectives. The Company’s approach to the mix of compensation among these elements emphasizes variable compensation, including bonuses and long-term incentives in the form of stock-based awards, over fixed compensation. The emphasis on stock-based awards helps to promote a long-term perspective and align management’s interest with that of shareholders of the Company. For 2011, the mix for total compensation was:

(1)	Does not reflect compensation for Mr. Wm. Polk Carey, the Company’s Founder who passed away on January 2, 2012, because no bonus was paid with respect to his service as Chairman in 2011.

Base Salary:    Base salary is intended to reflect job responsibilities and set a minimum baseline for compensation. In most cases, base salaries for Executive Officers are viewed as a significantly less important component of their overall compensation than variable elements of compensation. When setting such salary levels, the Committee considered the following factors:

•	the nature and responsibility of the position;

•	the expertise of the individual executive;

•	changes in the cost of living and inflation;

•	the competitive labor market for the executive’s services; and

•	the recommendations of the Chief Executive Officer with respect to Executive Officers who report to him.

Salary levels for Executive Officers joining the Company are typically set initially by negotiation between the prospective employee and management. Base salaries are subject to annual review by the Committee, which considers competitive market data provided by Towers Watson, the Committee’s independent consultants. When considering changes to base salaries for Executive Officers, the Committee also takes into consideration the impact on total compensation. In 2011, the Committee decided not to increase NEO’s base salaries.

Annual Cash Incentives:    Annual cash bonuses are intended to motivate Executive Officers to achieve Company goals, align executive pay with shareholder interests, and reward performance, both by the Company as a whole and by the individual Executive Officers. Annual cash incentive payments to NEOs are not based on rigid formulae and are at the discretion of the Compensation Committee. In awarding bonuses to Executive Officers, the Compensation Committee reviews the Company’s performance compared to prior years and against the public peer group. In addition to the performance metrics described above, the Committee takes into account other non-recurring factors that may have affected year-to-year comparisons, such as liquidity events for the CPA® REITs, such as the CPA® 14/16 Merger in 2011, and receipt of deferred performance revenue from a CPA® REIT upon attainment of performance targets, which generally only occur every few years. The Compensation Committee also considers such additional factors as progress toward achieving financial and non-financial goals and long-term objectives, performance against the pre-set business plan, performance compared to the peer group, and unforeseen changes in the Company’s operating environment during the year.

In light of these performance considerations, the Committee increased the Company-wide bonus pool by 20% from 2010 levels. The Committee’s intention was to recognize the significant contributions of the Company’s employees toward a very strong annual performance. In determining individual bonus payouts to the NEOs for 2011 performance, the Committee started with the assumption that all officers would be eligible for the 20% increase. The Committee then adjusted actual bonuses to reflect individual accomplishments and annual performance objectives. These adjustments were based on performance assessments presented to the Committee by Mr. Bond, and in the case of Mr. Bond’s bonus, by the independent deliberations of the Compensation Committee. The NEOs received bonus payouts for 2011 performance in the following amounts: Trevor P. Bond — $1,775,000; Mark J. DeCesaris — $925,000; Thomas E. Zacharias — $1,230,000; and John D. Miller — $310,000. No bonus was paid to the Carey Estate for Mr. Carey’s service as Chairman during 2011.

In addition to the annual cash bonus plan, the Company also maintains a short-term incentive, cash commission program exclusively for its investment officers. Commission income under this plan is accrued as a percentage of revenues earned from structuring new investments for the Company’s managed funds. These commission payments are a significant component of overall compensation for the Company’s investment officers and are directly linked to the achievement of quantitative objectives in the CPA® REITs. A portion of the total commission payouts are allocated among the investment officers at the time of transaction and may be adjusted up or down, at the discretion of the Chief Executive Officer and with the recommendation of the department head. The remaining portion of the commissions is set aside into a bonus pool and divided among the investment officers at the end of the year. In 2011, none of the Company’s NEOs were eligible to participate in this commission program.

Long-Term Incentive Awards:    In 2008, the Company approved, as a subset of its 1997 Share Incentive Plan, the Long-Term Incentive Plan, which we refer to in this Proxy Statement as the LTIP. The LTIP is designed to reward key managers for high performance and to drive shareholder value and increase assets under management. Under the LTIP, which is now also a subset of the Company’s 2009 Share Incentive Plan, participants are generally awarded 50% of their annual long-term incentive opportunity in the form of time-vested RSUs and 50% in the form of PSUs. RSUs granted in 2011 vest ratably over three years, with one-third vesting each year starting February 15, 2012. The PSUs are earned at the end of a three year performance cycle. The ultimate number of PSUs that will be earned under the 2011-2013 performance cycle depends on achievement of the following two equally weighted goals:

•	Growth in adjusted funds from operations; and

•	Three year total shareholder return relative to the Russell 2000 Small Cap index.

PSUs are tied to specific performance goals determined at the beginning of the performance cycle. The Committee approves final goals for each performance cycle after evaluating and modifying goals proposed by Management. Management’s proposals are based on the Company’s long-term financial plan, historical results and expected results. The Committee considers these recommendations in conjunction with the established long-term business plan of the Company in order to determine the final goals. From time to time, the Committee’s independent consultant, Towers Watson, assists the Committee with the goal-setting process by providing analyses of historical peer group performance and expected trends.

At the end of each performance cycle, the Committee evaluates the Company’s actual performance compared to the pre-set goals and determines the payout level achieved. There are five potential basic payout levels for each of the goals reflecting actual Company performance: (i) Miss, which corresponds to no payout; (ii) Threshold, which corresponds to a payout equal to one half of Target; (iii) Target, which results in the targeted payout level; (iv) Stretch, which corresponds to a payout equal to two times Target; and (v) Maximum, which corresponds to a payout of three times Target.

The Committee annually reviews the Company’s progress towards achieving each of the PSU goals and at the end of each performance cycle reviews and certifies the actual achievement and corresponding payout. To date, there have been two payouts under the PSU program for the three-year performance cycles that culminated on the last day of the Company’s 2010 and 2011 fiscal years, respectively. For the 2009-2011 performance period, the Company achieved the Target performance level with respect to the adjusted cash flow and assets under management measures, the Stretch performance level with respect to the total shareholder return measure, and the Maximum performance level on the EBITDA measure. This resulted in a cumulative payout equal to 175% of the Target payout amount. As of December 31, 2011, PSUs granted under the 2010-2012 and 2011-2013 performance cycles are on track for achievement equal to 200% and 300% of the Target amount, respectively.

The table below shows the goals, actual achievement, and corresponding payouts for each of the 2009-2011 PSU measures:

	Adjusted Cash Flow from Operations (Average Annual Growth)	Normalized EBITDA Growth (Average Annual Growth)	Assets Under Management Growth (Compounded Annual Growth)	Total Shareholder Return Relative to Russell 2000	TOTAL
Threshold	0%	0%	0%	30th Percentile
Target	3%	3%	3%	40th Percentile
Stretch	6%	6%	7.5%	70th Percentile
Maximum	12%	12%	15%	75th Percentile
Actual Result	4.2%	15.1%	7.4%	70th Percentile
	(Target)	(Maximum)	(Target)	(Stretch)
Payout	25%	75%	25%	50%	175%

For the 2010-2012 performance cycle relevant to PSUs awarded in 2010, the Committee approved the three-year goals listed in the table below. The Committee determined that the goals from the 2009-2011 performance cycle continued to represent appropriate and challenging performance standards at that time.

In January 2010, the Committee modified the Normalized EBITDA metric for the 2010-2012 PSUs to more accurately measure the Company’s long-term performance. Prior to 2010, Normalized EBITDA was calculated with an adjustment for items that were not non-recurring on a regular basis. In 2010, the Committee determined that this metric should also be adjusted to reflect the Company’s economic interest in various joint ventures, including the Company’s ownership in the CPA® REITs as well as the special general partner interest in CPA®:17 — Global. For example, the Company receives cash dividends on its investment in the CPA® REITs and deems those dividends to be the economic interest, rather than its share of the net income of these funds, which includes substantial non-cash expenditures such as depreciation expense and impairment charges. As a result, the Normalized EBITDA metric for the 2010 PSUs was modified to reflect the dividends received and renamed “Adjusted EBITDA.”

	Adjusted Cash Flow from Operations (Average Annual Growth)	Adjusted EBITDA Growth (Average Annual Growth)	Assets Under Management Growth (Compounded Annual Growth)	Total Shareholder Return Relative to Russell 2000
Threshold	0%	0%	0%	30th Percentile
Target	3%	3%	3%	40th Percentile
Stretch	6%	6%	7.5%	70th Percentile
Maximum	12%	12%	15%	75th Percentile

In 2011, the Committee determined that the number of RSUs and PSUs (at Target) awarded to NEOs should be the same as awarded in 2010. Given the change in the price of the underlying Common Stock between the two grant periods, this approach resulted in the grant date fair values of 2011 equity awards granted to the NEOs being approximately 8% more than the values of the NEO awards at the time of grant in 2010. In 2011, the Committee decided to continue its established practice of granting the same number of RSUs and PSUs regardless of fluctuations in the underlying stock price, although certain individuals could receive higher or lower amounts in order to recognize changes in job responsibility, labor market norms or other retention issues or to reflect individual performance. The Committee believes that this practice creates strong alignment with shareholder interests because the NEOs participate directly in shareholder value creation or decline. Given the increases in the underlying stock price over the period, the grant date fair values of 2012 awards were approximately 36% higher than the grant date fair values of the 2011 awards.

Changes made in 2011:    In January 2011, the Committee redesigned the PSU component of the LTIP in order to clarify and simplify the program and better align it with the Company’s strategic direction. Effective beginning with the 2011-2013 performance cycle, PSU awards are based on two metrics: AFFO and total shareholder return relative to the Russell 2000 Small Cap Index (“TSR”). The 2011-2013 performance goals for these measures are as follows:

	AFFO (compound annual growth rate)	TSR (percentile of Russell 2000)
Threshold	0%	50th Percentile
Target	5%	60th Percentile
Stretch	15%	70th Percentile
Maximum	25%	85th Percentile

Additionally, the Committee decided to modify the payout scale associated with the various PSU achievement levels. The Threshold, Target, Stretch and Maximum achievement levels still correspond to the same respective payouts of 50%, 100%, 200% and 300% of Target, but payment levels are now determined on a linear scale between performance levels. This allows the Committee to recognize, reward and incentivize incremental performance gains between the absolute performance levels.

In January 2012, the Committee reevaluated these goals and determined that they continued to represent appropriate and challenging performance standards at that time and therefore decided to maintain the same goals for the 2012-2014 performance cycle.

CEO Compensation

Trevor P. Bond was appointed as the Company’s Interim Chief Executive Officer in July 2010 and was then appointed Chief Executive Officer in September 2010. His target compensation was determined by the Compensation Committee and approved in December 2010. The Committee considered a number of factors, including the compensation of the Company’s former CEO, typical compensation practices for peer group CEOs, supplemental market data for general industry and financial services companies, and Mr. Bond’s experience and qualifications. Upon consideration of these factors, the Committee decided to set Mr. Bond’s target compensation at a similar level to that of his predecessor, and Mr. Bond’s annual base salary was therefore set at $700,000. The Compensation Committee reviewed this salary in 2011 and again in 2012 and determined in each case to continue his salary at that level. For 2011, Mr. Bond’s target bonus opportunity was $1,000,000. As with other NEOs receiving bonuses, the Committee began with the assumption that Mr. Bond could be eligible for the Company-wide increase of 20% and then adjusted his actual bonus to $1,775,000 to reflect the significant overachievement of Company-wide goals during 2011, as discussed above. For 2012, he is eligible for a target bonus opportunity of $1,000,000, although the actual payout may be more or less than this amount based on individual and corporate performance results. Mr. Bond also participates in the LTIP and in January 2011 received an annual equity award in the amount of 18,400 RSUs and 18,400 PSUs. Mr. Bond received the same amount of RSUs and PSUs in January 2012. For a description of additional grants of RSUs and PSUs made to Mr. Bond in connection with entering into an employment agreement with the Company in March 2012, see “Employment Agreements” below.

Other Compensation and Benefits

Deferred Compensation Plans.    In light of its adoption of the LTIP effective in 2008, the Committee terminated further contributions by executives to the 2005 Partnership Equity Unit Plan, or 2005 PEP. For NEOs, all prior deferrals under the 2005 PEP and its predecessor, the Partnership Equity Unit Plan, which are collectively referred to in this proxy statement as the PEP Plans, are now maintained in the Company’s Deferred Compensation Plan, pursuant to elections offered in 2008 through which participants chose specified payment dates for deferral amounts.

The purpose of the PEP Plans was to align the interests of the Company’s highly-compensated officers with the interests of investors in the CPA® REITs, in a tax-advantaged manner, through the use of phantom equity in those funds. In the Committee’s view, the LTIP provides a strong alignment with the interests of the Company shareholders. In 2008, PEP Plan participants who were then current employees were given the opportunity to convert their deemed interests in the PEP Plans, or PEP Units, for a deemed equity investment in the Company in the form of RSUs. This conversion took place on June 15, 2009, providing participants with a number of RSUs equal to the equivalent value of the Common Stock as previously held in interests through the PEP Plans. These “Rollover RSUs,” like the underlying PEP Units, were fully vested but receipt of the underlying shares of Common Stock was required to be deferred by the participants for a minimum of two years.

Awards under the LTIP may be deferred if approved by the Committee and are subject to the requirements of Section 409A of the Internal Revenue Code. For awards of RSUs to NEOs in 2011, only Trevor P. Bond elected to defer receipt of the underlying shares in accordance with the terms of the Company’s Deferred Compensation Plan.

Benefits and Perquisites.    The Company does not maintain any defined-benefit pension plans. The Company does maintain a profit-sharing plan, a 401(k) plan, and the ESPP, under which eligible employees may purchase Company stock at a discount of 15% of the market price of the Common Stock on the first or last day of the semi-annual purchase period, whichever is lower. These plans are generally available to all employees. Certain perquisites, as described in the Summary Compensation Table below, are available to a more limited group of officers that includes the NEOs. These perquisites are not deemed by the Company to constitute a material element of compensation.

Employment Agreements

The Company may from time to time enter into employment contracts when it deems it to be advantageous in order to attract or retain certain individuals. Currently, none of the NEOs has such an agreement, except for Trevor P. Bond, as described below. The Company from time to time also enters into agreements with its officers and other employees in connection with their separation from the Company.

On March 1, 2012, the Company entered into an employment agreement with Mr. Bond, its Chief Executive Officer. The employment agreement has an initial term through March 31, 2015 but will automatically renew for additional three-year periods at the expiration of the then-current term, unless either party gives notice of non-renewal by the immediately preceding January 15. If the term is renewed, the Company will also make additional equity-based awards having a value comparable to the grants made in connection with entering into the employment agreement, which are described herein.

The employment agreement provides that Mr. Bond will receive an award of PSUs in respect of 42,000 shares of the Company’s Common Stock and RSUs in respect of 28,000 such shares. The PSUs will vest based on achievement of the applicable performance objectives (which are the same as those applicable to other employees receiving grants of PSUs in the first quarter of 2012) during the three year performance period 2012-2014. As with all PSU awards, the number of shares payable may range from 0% of the shares stated as being subject to the award to 300% of such shares, depending on the level at which the performance objectives established by the Compensation Committee are achieved. The RSUs will vest in three annual installments on each of February 25, 2013, 2014 and 2015, subject to Mr. Bond’s continued employment.

As an inducement for the Company to enter into the employment agreement, Mr. Bond agreed pursuant to the employment agreement to a series of restrictive covenants for the benefit of the Company, including a two-year post-termination non-competition provision, as well as various restrictions on Mr. Bond’s ability to solicit or hire key employees of the Company, to solicit certain business affiliates, or to engage in certain business transactions with trusts, funds or collective investment vehicles affiliated with or sponsored by the Company.

Mr. Bond’s employment agreement contains provisions for payment upon certain terminations, including a voluntary resignation by Mr. Bond during the 30 day period immediately following the six-month anniversary of the occurrence of a change in control in the Company as defined for purposes of the 2009 Share Incentive Plan as currently in effect. The Company believes these arrangements benefit us and our shareholders by providing Mr. Bond with financial assurances so that he can best perform his duties in the face of a change in control and in order to retain Mr. Bond by providing him with a level of severance consistent with that generally provided to chief executive officers at similarly situated publicly-traded companies. For more information about the benefits that Mr. Bond could receive upon a termination of employment or upon a change in control, see “Potential Payments upon Termination or Change-in-Control” below.

Other Considerations

The Company does not have any equity or other security ownership requirements or guidelines. The Company has been advised by counsel that it is not subject to Section 162(m) of the Internal Revenue Code.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on such review and discussions, the Committee recommended to the Board of Directors, and the Board approved, that the Compensation Discussion and Analysis be included in this Proxy Statement, and incorporated by reference in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011.

COMPENSATION COMMITTEE

Benjamin H. Griswold, IV, Chairman

Eberhard Faber, IV

Robert E. Mittelstaedt, Jr.

Charles E. Parente

Nick J.M. van Ommen

Reginald Winssinger

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Each of the Compensation Committee members whose names appear under the heading “Report of the Compensation Committee” above were Compensation Committee members during all of 2011, except for Messrs. Mittelstaedt and van Ommen, who joined the Committee in June 2011. No member of the Compensation Committee during 2011 is or has been an executive officer of the Company, and no member of the Compensation Committee had any relationships requiring disclosure by the Company under the SEC’s rules requiring disclosure of certain relationships and related-party transactions. None of the Company’s executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity, the executive officers of which served as a director of the Company or member of the Compensation Committee during 2011.

SUMMARY COMPENSATION TABLE

All management functions of W. P. Carey & Co. LLC are provided by employees of its wholly-owned subsidiaries, Carey Asset Management Corp. and Carey Management Services. All policy-making functions are carried out by Executive Officers of Carey Asset Management Corp. or Carey Management Services, who generally hold the same titles as officers of W. P. Carey & Co. LLC. The following table summarizes the compensation of our NEOs for each of the fiscal years ended December 31, 2011, 2010 and 2009. Our NEOs are our Chief Executive Officer, Chief Financial Officer and the three other most highly compensated Executive Officers at December 31, 2011 as determined by their total compensation in the table below, which is calculated in accordance with SEC Rules.

Name and Principal Position	Year	Salary ($)	Bonus(1) ($)	Stock Awards(2) ($)	All Other Compensation(3) ($)	Total ($)
Wm. Polk Carey(4)	2011	300,000	0	1,414,868	255,007	1,969,875
Chairman	2010	300,000	1,000,000	1,189,560	233,645	2,723,205
	2009	300,000	880,000	940,608	175,611	2,296,219
Trevor P. Bond(5)	2011	700,000	1,775,000	1,414,868	67,800	3,957,668
CEO	2010	333,846	750,000	0	38,532	1,122,378
Mark J. DeCesaris	2011	300,000	925,000	961,188	114,871	2,301,059
CFO	2010	299,231	780,000	646,500	104,507	1,830,238
	2009	250,000	600,000	447,300	100,404	1,397,704
Thomas E. Zacharias	2011	350,000	1,230,000	961,188	169,706	2,710,894
COO	2010	350,000	1,040,000	808,125	183,260	2,381,385
	2009	350,000	800,000	639,000	159,129	1,948,129
John D. Miller	2011	250,000	310,000	192,238	59,601	811,839
Chief Investment Officer	2010	250,000	264,000	161,625	55,033	730,658
	2009	250,000	220,000	127,800	43,439	641,239

(1)	The amounts in the Bonus column represent bonuses paid in 2012 for performance in 2011.

(2)

Amounts in the Stock Awards column reflect the aggregate grant date fair value, calculated in accordance with FASB ASC Topic 718, with respect to, for 2009, awards of RSUs and PSUs granted under the 1997 Share Incentive Plan and, for 2010 and 2011, awards of RSUs and PSUs under the 2009 Share Incentive Plan. For details of the individual grants of RSUs and PSUs during 2011, please see the Grants of Plan-Based Awards Table below. The assumptions on which these valuations are based are set forth in Note 14 to the consolidated financial statements included in the 2011 Form 10-K, disregarding estimates of forfeitures. If the Maximum payment level is reached (which would be 300% of the Target payment level), the grant date fair value of the PSUs granted in 2011 would be: $2,538,924 for Mr. Carey (a prorated portion of which would be payable to the Carey Estate under the terms of the applicable plan and grant), $2,538,924 for Mr. Bond, $1,724,813 for Mr. DeCesaris, $1,724,813 for Mr. Zacharias, and $344,963 for Mr. Miller. If the Maximum payment level is reached, the aggregate grant date fair value of the PSUs granted in 2010 would be: $1,996,032 for Mr. Carey (a prorated portion of which would be payable to the Carey Estate under the terms of the applicable plan and grant), $1,084,800 for Mr. DeCesaris, $1,356,000 for Mr. Zacharias, and $271,200 for Mr. Miller. If the Maximum payment level was reached, the aggregate grant date fair value of the PSUs granted in 2009 would be: $1,515,792 for Mr. Carey (payable to the Carey Estate under the terms of the applicable plan and grant), $720,825 for Mr. DeCesaris, $1,029,750 for Mr. Zacharias, and $205,950 for Mr. Miller; however, the PSUs granted in 2009 were actually paid out at 175% of the Target payment level in February 2012. Rollover RSUs received in 2009 upon conversion of balances held by the NEOs under the PEP Plan are not shown in the table above because the PEP Plan balances were reported in previous years, but they are reflected in the Outstanding Equity Awards table below.

(3)

The All Other Compensation column includes, in addition to the perquisites and personal benefits described below, the following amounts for 2011: compensation related to Company contributions on behalf of the NEOs to the Company sponsored profit sharing plan, including forfeitures ($37,955 for each NEO); and dividends on unvested RSUs ($217,052 for Mr. Carey, $29,845 for Mr. Bond, $56,956 for Mr. DeCesaris, $103,597 for Mr. Zacharias and $21,647 for Mr. Miller), which includes vested RSUs for which payment of the underlying shares has been deferred at the election of the NEO, as described under “Nonqualified

Deferred Compensation” below. Perquisites and personal benefits for each NEO include: for Messrs. DeCesaris and Zacharias, automobile use (depreciation), plus related expenses attributable to personal use; and for Mr. Zacharias, club dues attributable to personal use.

(4)	Mr. Wm. Polk Carey, the Company’s Founder who passed away on January 2, 2012, was Chairman of the Board during 2011.

(5)

Mr. Bond was appointed Interim Chief Executive Officer upon the resignation of the Company’s then Chief Executive Officer, Mr. Gordon F. DuGan, in July 2010. For 2010, the amounts shown do not include the compensation Mr. Bond received as an Independent Director during that year prior to his appointment as Interim Chief Executive Officer on July 6, totaling $64,472 in Director fees and an automatic award of 1,848 Director RSUs on July 1 with a grant date fair value of $50,007.

GRANTS OF PLAN-BASED AWARDS

The following table provides information on PSUs and RSUs granted to our NEOs in 2011.

		Estimated Future Payouts Under Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Units(2) (#)	Grant Date Fair Value of Stock Awards(3) ($)
Name	Grant Date	Threshold (#)	Target (#)	Maximum (#)
Wm. Polk Carey	1/20/11	9,200	18,400	55,200		846,308
	1/20/11				18,400	568,560
Trevor P. Bond	1/20/11	9,200	18,400	55,200		846,308
	1/20/11				18,400	568,560
Mark J. DeCesaris	1/20/11	6,250	12,500	37,500		574,938
	1/20/11				12,500	386,250
Thomas E. Zacharias	1/20/11	6,250	12,500	37,500		574,938
	1/20/11				12,500	386,250
John D. Miller	1/20/11	1,250	2,500	7,500		114,988
	1/20/11				2,500	77,250

(1)

Reflects awards of PSUs under of the Company’s 2009 Share Incentive Plan. The underlying shares of Common Stock may be paid out in 2014, at the end of a three-year performance cycle (2011-2013), depending on the achievement of specified criteria, as described under “Compensation Discussion and Analysis” above. Dividend equivalents, in amounts equal to the dividends paid on the shares of Common Stock underlying the PSUs, are accrued and paid after the end of the performance cycle in additional shares of Common Stock as if reinvested in shares upon the related dates of distribution but only to the extent that the shares underlying the PSUs are actually earned and payable. We refer to these additional shares in this Proxy Statement as Dividend Equivalent Shares. With regard to the award shown for Mr. Carey, the Carey Estate will be entitled to receive a prorated portion of the shares underlying his award (based on the number of days he was employed during the performance period) to the extent, if any, that the such performance criteria are met, including dividend equivalents thereon through January 2, 2012, the date of his death.

(2)

Reflects awards of RSUs under the 2009 Share Incentive Plan, which are scheduled to vest in three equal installments commencing on February 15, 2012. Dividend equivalents are paid concurrently with the payment of dividends on the shares of Common Stock underlying the RSUs contingent upon the individual’s continued employment. With regard to the award for Mr. Carey, all of the RSUs shown vested on January 2, 2012, the date of his death, and the underlying shares became payable to the Carey Estate.

(3)

The grant date fair value is calculated in accordance with FASB ASC 718, disregarding estimates of forfeitures, and for PSUs is based upon the Target value, which at the date of grant was the expected future payment. See the amounts under Stock Awards for 2011 in the Summary Compensation Table above. For additional information on the valuation assumptions, refer to Note 14 to the consolidated financial statements included in the 2011 Form 10-K. The amounts shown under Grant Date Fair Value of Stock Awards do not necessarily correspond to the actual value that may be realized by the NEO.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2011

The following table sets forth certain information with regard to all unexercised options and all unvested awards of RSUs and PSUs held by our NEOs on December 31, 2011.

	Option Awards(1)						Stock Awards(1)
Name	Grant Date	Number of Securities Underlying Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have not Vested (#)	Market Value of Shares or Units of Stock that have not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have not Vested ($)
Wm. Polk Carey	04/01/02	182,725	0	0	$23.00	03/31/12
	12/31/02	6,818	0	0	24.75	12/31/12
	06/30/04	4,759	3,174	0	29.78	06/30/14
	12/31/04	138	92	0	35.16	12/31/14
	06/30/05	2,600	3,901	0	29.28	06/30/15
	12/31/05	106	160	0	25.36	12/31/15
	06/30/06	757	3,029	0	25.32	06/30/16
	12/31/06	44	180	0	30.07	12/31/16
	06/30/07	0	8,328	0	31.45	06/30/17
	12/31/07	0	1,220	0	33.20	12/31/17
	01/21/09						6,134	251,126	32,200	1,318,268
	01/20/10						12,267	502,211	29,900	1,224,106
	01/20/11						18,400	753,296	18,400	753,296
Trevor P. Bond	01/20/11						18,400	753,296	18,400	753,296
Mark J. DeCesaris	06/30/07	0	2,876	0	31.45	06/30/17
	12/31/07	0	1,017	0	33.20	12/31/17
	01/21/09						2,917	119,422	15,313	626,914
	01/20/10						6,667	272,947	16,250	665,275
	01/20/11						12,500	511,750	12,500	511,750
Thomas E. Zacharias	04/01/02	25,000	0	0	23.00	03/31/12
	12/31/03	176	45	0	30.52	12/31/13
	02/15/04	50,000	0	0	29.70	02/15/14
	06/30/04	1,632	1,088	0	29.78	06/30/14
	12/31/04	258	172	0	35.16	12/31/14
	06/30/05	1,589	2,385	0	29.28	06/30/15
	12/31/05	212	320	0	25.36	12/31/15
	03/10/06	100,000	0	0	26.00	03/10/16
	06/30/06	522	2,091	0	25.32	06/30/16
	12/31/06	89	360	0	30.07	12/31/16
	06/30/07	0	6,482	0	31.45	06/30/17
	12/31/07	0	1,423	0	33.20	12/31/17
	01/21/09						4,167	170,597	21,875	895,563
	01/20/10						8,334	341,194	20,313	831,614
	01/20/11						12,500	511,750	12,500	511,750
John D. Miller	06/30/06	19	79	0	25.32	06/30/16
	06/30/07	0	794	0	31.45	06/30/17
	12/31/07	0	508	0	33.20	12/31/17
	01/21/09						834	34,144	4,375	179,113
	01/20/10						1,667	68,247	4,063	166,339
	01/20/11						2,500	102,350	2,500	102,350

(1)	The option, PSU, and RSU awards listed above vest over the following periods:

Option Awards:

•

Grants dated June 30th or December 31st represent options awarded in connection with the PEP Plans, which are vested upon grant but become exercisable in equal annual installments on the fifth through ninth anniversaries of the grant date, which we refer to in this Proxy Statement as PEP Options.

•	Grant dated 4/1/02 vested in equal annual installments over three years on the anniversary of the grant date.

•

Grant dated 2/15/04 vested in equal annual installments over four years beginning on January 1st of 2008 through 2011. These options originally were scheduled to vest in years five through nine; in October 2007, the Board modified the vesting period to the current schedule.

•	Grant dated 3/10/06 vested in equal annual installments over four years on the anniversary of the grant date.

Stock Awards:

•	RSU grants dated 1/21/09 vested in three equal annual installments commencing on February 15, 2010.

•

PSU grants dated 1/21/09 are shown under Equity Incentive Plan Awards columns and reflect 175% of the Target Amount of PSUs, which were paid out in 2012 after the end of the applicable three-year performance cycle (2009-2011) based on the achievement of specified performance criteria.

•	RSU grants dated 1/20/10 vest in three annual installments commencing on February 15, 2011.

•

PSU grants dated 1/20/10 are shown under Equity Incentive Plan Awards columns and reflect 162.5% of the Target Amount of PSUs which may be paid out in 2013 after the end of the applicable three-year performance cycle (2010-2012) if specified performance criteria are met.

•	RSU grants dated 1/20/11 vest in three equal annual installments commencing on February 15, 2012.

•

PSU grants dated 1/20/11 are shown under Equity Incentive Plan Awards columns and reflect the Target Amount of PSUs that may be paid out in 2014 after the end of the applicable three-year performance cycle (2011-2013) if specified performance criteria are met.

All market values are based on the $40.94 closing price per share of the Common Stock on December 30, 2011, which was the last trading day of the calendar year.

OPTION EXERCISES AND STOCK VESTED

The following table contains information about shares acquired by the NEOs upon the exercise of stock options or vesting of RSUs and/or PSUs, as applicable, during 2011.

	Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)		Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
Wm. Polk Carey	0	0		29,986	(1)	974,696	(1)
Trevor P. Bond	4,000	6,920	(2)	270	(3)	9,980	(3)
Mark J. DeCesaris	75,000	1,036,250	(2)	14,668	(1)	476,889	(1)
Thomas E. Zacharias	50,000	857,250	(2)	20,359	(1)	662,168	(1)
John D. Miller	0	0		4,072	(1)	132,440	(1)

(1)

Includes the underlying shares received on January 2, 2011 upon the vesting of the third and final tranche of the RSUs granted under the LTIP in 2008; the underlying shares received on February 15, 2011 upon the vesting of the second tranche of the RSUs granted under the LTIP in 2009 and the first tranche of the RSUs granted under the LTIP in 2010; and the actual shares earned underlying the PSUs awarded to the executive in 2008, payable in 2011 after the end of the related three-year (2008-2010) performance cycle, as well as the related Dividend Equivalent Shares. The Value Realized on Vesting is equal to the product of the total RSUs vested and $31.29 and $32.09, which was the closing price of the Common Stock on January 2, 2011 and February 15, 2011, respectively, and the product of the shares actually earned underlying the PSUs and the related Dividend Equivalent Shares and $33.64, which was the closing price of the Common Stock on February 25, 2012, the scheduled payment date for these shares. Of these amounts, the payment of certain shares was deferred at the election of the executive, pursuant to the terms of the awards and the Company’s Defined Compensation Plan, as follows: Mr. Carey — a total of 17,702 shares was deferred to the date of his separation of service; Mr. DeCesaris — a total of 5,501 shares was deferred to the date of his separation of service; Mr. Zacharias — a total of 5,240 shares was deferred, in two equal installments, to February 25, 2012 and 2013; and Mr. Miller — a total of 3,239 shares was deferred to the date of his separation of service. See “Nonqualified Deferred Compensation” below.

(2)

In accordance with SEC Rules, the Value Realized on Exercise was calculated by subtracting the grant price of the related option ($34.63 for Mr. Bond, $23.00 for Mr. Zacharias, and $26.19 and 26.99 for Mr. DeCesaris) from the fair market value of the Common Stock, as determined under the Non-Employee Director Plan for Mr. Bond and the 1997 Share Incentive Plan for Messrs. Zacharias and DeCesaris, on the dates of exercise ($36.36 on May 23, 2011 for Mr. Bond, $37.04 on May 26, 2011 and $43.25 on December 22, 2011 for Mr. Zacharias, and $40.54 on June 27, 2011 for Mr. DeCesaris), multiplied by the total number of shares underlying the option. However, all of the executives elected to have the Company withhold a portion of these shares to cover the total exercise price and taxes required to be withheld at the time of exercise, pursuant to the terms of the related plan. Mr. Bond’s option was exercisable for a total of 4,000 shares, of which 3,810 shares were withheld at his election in payment for the total exercise price. Mr. Zacharias’s options were exercisable for 25,000 shares each, of which 20,307 shares and 19,203 shares, respectively, were withheld at his election in payment for both the total exercise price and his tax withholding obligation upon exercise. Mr. DeCesaris’s options were exercisable for 25,000 and 50,000 shares, respectively, of which 20,242 shares and 41,014 shares, respectively, were withheld at his election in payment for both the total exercise price and his tax withholding obligation upon exercise.

(3)

Represents the total number of shares received upon vesting of Independent Director restricted stock awards (which were granted to Mr. Bond at various times under the Non-Employee Director Plan while he was an Independent Director). The Value Realized on Vesting is equal to the product of the number of restricted shares and the closing price of the Common Stock on the vesting dates, as follows: 85 shares at $31.29 on January 2, 2011; 89 shares at $38.70 on June 20, 2011;, and 96 shares at $40.38 on July 2, 2011.

PENSION PLANS

W. P. Carey & Co. LLC does not maintain a qualified defined benefit plan and did not provide pension benefits to its NEOs for the fiscal year ended December 31, 2011.

NONQUALIFIED DEFERRED COMPENSATION

The following table shows the aggregate contributions, earnings and withdrawals in 2011 for the NEOs under our Deferred Compensation Plan. The Deferred Compensation Plan includes balances formerly held in our PEP Plans that were rolled over to the Deferred Compensation Plan at the election of the NEOs and converted to Rollover RSUs on June 15, 2009. The table reflects such deferrals of Rollover RSUs for all the NEOs except for Mr. Bond, who was an Independent Director until his appointment as Interim Chief Executive Officer on July 6, 2010 and as such did not participate in the PEP Plans. In addition, Mr. DeCesaris no longer held Rollover RSUs after February 15, 2011. The Deferred Compensation Plan also allows participants to defer receipt of the Common Stock underlying awards of RSUs and PSUs granted under the LTIP, as more fully described in “Compensation Discussion and Analysis” above. The table below reflects such deferrals for Messrs. Carey, DeCesaris, Zacharias, and Miller. Further, Director RSUs are immediately vested, but receipt of the underlying shares of Common Stock is required by the terms of the 2009 Non-Employee Director Plan to be deferred until the Director completes his or her service on the Board. The table below reflects such required deferral regarding the Director RSUs held by Mr. Bond, which were granted at various times during his service as an Independent Director prior to his appointment as Interim Chief Executive Officer on July 6, 2010.

Name	Executive Contributions in Last Fiscal Year(1) ($)	Aggregate Earnings in Last Fiscal Year(2) ($)	Aggregate Withdrawals/ Distributions(3) ($)	Aggregate Balance at Last Fiscal Year End(4) ($)
Wm. Polk Carey	724,720	141,720	(141,720)	2,834,686
Trevor P. Bond	0	11,268	(11,268)	216,368
Mark J. DeCesaris	225,211	8,923	(175,662)	225,211
Thomas E. Zacharias	214,526	47,208	(241,417)	957,832
John D. Miller	132,605	10,059	(10,059)	242,651

(1)

The amounts shown represent the number of RSUs and PSUs, including related Dividend Equivalent Shares, that vested during 2011, but for which the payment of the underlying shares was deferred at the election of the executive pursuant to the terms of the award and the Deferred Compensation Plan, multiplied by $40.94, the closing price per share of the underlying Common Stock on December 31, 2011.

(2)

The Aggregate Earnings in Last Fiscal Year column represents dividend equivalents earned on deferred RSUs, PSUs, and/or Rollover RSUs, as applicable (and, in the case of Mr. Bond, Director RSUs) during 2011.

(3)

The Aggregate Withdrawals/Distributions column represents dividend equivalents paid to the NEOs on deferred RSUs, PSUs, and/or Rollover RSUs, as applicable (and, in the case of Mr. Bond, Director RSUs), paid during 2011. For Messrs. DeCesaris and Zacharias, the amounts shown also reflect the payout of 5,196 shares and 6,052 shares, respectively, underlying their Rollover RSUs on February 15, 2011 — which was the date they had selected as the payment date when their PEP Units were rolled over to the Deferred Compensation Plan on June 15, 2009 — multiplied by $32.09, the closing price per share of the Common Stock on the payment date.

(4)

The amounts shown represent the product of the number of deferred RSUs, PSUs, and/or Rollover RSUs, as applicable (and, in the case of Mr. Bond, Director RSUs) and $40.94, the closing price per share of the underlying Common Stock on December 31, 2011.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

None of the NEOs as of December 31, 2011 had an employment, severance or change in control agreement with the Company that, in the event of termination of their employment or a change in control, which are collectively referred to below as termination events, would provide them with any right to a cash severance or incremental benefit. In March 2012, however, the Company entered into an employment agreement with Trevor P. Bond that does provide for such benefits.

The employment agreement that the Company entered into with Mr. Bond in March 2012 provides benefits payable to Mr. Bond in the event of certain terminations of his employment or following a change of control. Specifically, Mr. Bond will receive severance benefits for a period of two years following a termination by the Company without “Cause” or a termination by Mr. Bond for “Good Reason.” The severance benefit will be paid in bi-weekly installments and will be equal to 1/26th of his annual base salary and 1/26th of the average of his last three annual bonuses (or all such bonuses, if less than three) from the Company. Mr. Bond will also be entitled to the same severance benefit if he voluntarily resigns during the 30-day period immediately following the six-month anniversary of the occurrence of a change in control of the Company, as defined for purposes of the 2009 Share Incentive Plan as currently in effect.

For purposes of the employment agreement, “Cause” is defined as any termination of Mr. Bond’s employment as a result of his (i) conviction of a felony (other than one related to the operation of a motor vehicle) or entering a plea of nolo contendere to such a felony charge; (ii) gross neglect, willful malfeasance, or willful gross misconduct in connection with his employment, which has had or could reasonably be expected to have a material adverse effect on the business of the Company and its subsidiaries; (iii) substantial and continual refusal to perform his duties, responsibilities, or obligations that continues after receipt of written notice from the Company identifying the duties, responsibilities, or obligations not being performed; (iv) material violation of any policy of the Company that is generally applicable to all employees or all officers of the Company, including, but not limited to, policies concerning insider trading or sexual harassment, or the Company’s code of conduct; (v) failure to cooperate, if requested by the Board, with any investigation or inquiry into his or the Company’s business practices, whether internal or external, including but not limited to his refusal to be deposed or to provide testimony at any trial or inquiry; or (vi) any material breach by him of the restrictive covenants entered into for the benefit of the Company under the employment agreement, as described in “Compensation Discussion and Analysis — Employment Agreements” above.

“Good Reason” is defined in Mr. Bond’s agreement as a termination of employment by him within 90 days following (i) a material adverse change in his duties and responsibilities; (ii) a material reduction in his base salary (other than a proportionate adjustment applicable generally to similarly situated Company executives); or (iii) the relocation of his principal place of business to a location more than thirty-five miles outside of Manhattan. As previously noted, Good Reason also includes a voluntary resignation by Mr. Bond during the 30-day period immediately following the six-month anniversary of the occurrence of a change in control of the Company, as defined.

Mr. Bond must comply with each of the restrictive covenants that he is bound by under his employment agreement in order to continue to receive these benefits. For more information on the nature of these restrictive covenants, see “Compensation Discussion and Analysis — Employment Agreements” above.

The Company does not have any tax gross-up commitment under Mr. Bond’s employment agreement, or under equity award agreements issued to the NEOs, in the event that any portion of severance benefits or equity award acceleration, as applicable, results in the NEO becoming liable for payment of a parachute payment excise tax.

The following table sets forth the amounts each NEO as of December 31, 2011 would have received upon termination of employment with the Company on that date for each of the reasons detailed below. The amounts set forth in the table assume a termination event occurred on December 31, 2011 and that the value of the Common Stock was $40.94 per share, based on the closing price of the Common Stock on December 31, 2011. The actual amounts that would be payable in these circumstances can only be determined at the time of the executive’s separation and may differ from the amounts set forth in the tables below.

Named Executive Officer	Death/Disability	Termination by the Company for Cause	Involuntary Dismissal	Change in Control(4)	Retirement
Wm. Polk Carey
Options(1)	$0	$0	$0	$221,666	$0
RSUs(2)	1,506,633	0	0	1,506,633	0
PSUs(3)	2,259,888	0	2,259,888	6,779,664	2,259,888

TOTAL	$3,766,521	$0	$2,259,888	$8,507,963	$2,259,888
Trevor P. Bond
RSUs(2)	$753,296	$0	$0	$753,296	$0
PSUs(3)	753,296	0	753,296	2,259,888	753,296

TOTAL	$1,506,592	$0	$753,296	$3,013,184	$753,296
Mark J. DeCesaris
Options(1)	$0	$0	$0	$35,165	$0
RSUs(2)	904,119	0	0	904,119	0
PSUs(3)	1,279,375	0	1,279,375	3,838,125	1,279,375

TOTAL	$2,183,494	$0	$1,279,375	$4,777,409	$1,279,375
Thomas E. Zacharias
Options(1)	$0	$0	$0	$155,503	$0
RSUs(2)	1,023,541	0	0	1,023,541	0
PSUs(3)	1,535,250	0	1,535,250	4,605,750	1,535,250

TOTAL	$2,558,791	$0	$1,535,250	$5,784,794	$1,535,250
John D. Miller
Options(1)	$0	$0	$0	$12,701	$0
RSUs(2)	204,741	0	0	204,741	0
PSUs(3)	307,050	0	307,050	921,150	307,050

TOTAL	$511,791	$0	$307,050	$1,138,592	$307,050

(1)

Upon termination of employment by reason of death or disability, options may be exercised to the extent exercisable upon termination (or, at the Compensation Committee’s discretion, the options may be exercised in full) for a period of six months from death or twelve months from termination by reason of disability, limited in each case by the expiration date of the options. The post-termination exercise periods may be extended by the Committee. Upon termination of employment for cause, as defined in the 1997 Share Incentive Plan and the 2009 Share Incentive Plan, options immediately terminate, except that the Committee can determine otherwise, limited in the 1997 Share Incentive Plan to providing a 30-day exercise period. Upon any other termination, unvested options are forfeited upon termination, and optionees have a 30-day period from termination to exercise vested options. However, PEP Options granted under the 1997 Share

Incentive Plan were vested upon grant and become exercisable in equal annual installments on the fifth through ninth anniversary of the grant date, and the options remain exercisable until ten years from the grant date, even if the optionee is no longer employed by the Company.

(2)

Each of the 1997 Share Incentive Plan and the 2009 Share Incentive Plan generally provides that RSUs automatically terminate upon a participant’s termination of service for any reason but that the Committee has the discretion to determine otherwise. Under the RSU award agreements approved by the Committee, if a participant’s employment terminates by reason of death or disability, RSUs (other than Rollover RSUs) become fully vested on the date of death or disability. In all other cases, unvested RSUs are forfeited upon termination. Rollover RSUs received in connection with the conversion of PEP units were fully vested upon issuance, but payout of the underlying shares was required to be deferred for a minimum of two years. Rollover RSUs are payable in accordance with the employees’ elections, except that Rollover RSUs are automatically payable upon a separation from service in the event that the employee has not yet attained age 55, subject in certain cases to a six month delay under applicable provisions of the Internal Revenue Code.

(3)

Each of the 1997 Share Incentive Plan and the 2009 Share Incentive Plan generally provides that PSUs automatically terminate upon a participant’s termination of service for any reason but that the Committee has the discretion to determine otherwise. Under the PSU award agreements approved by the Committee, if a participant’s employment terminates for any reason other than disability, involuntary dismissal, retirement or death prior to the conclusion of the performance period, the PSUs are forfeited, subject to the Committee’s discretion otherwise. In the case of a termination due to disability, involuntary dismissal, retirement or death, the participant (or beneficiary) is entitled to a pro rata portion of the award for the period of time worked, contingent upon satisfaction of the performance criteria at the end of the applicable three-year performance period. As a consequence of the contingent nature of the PSU awards, the value that may ultimately be received by the NEO is uncertain. However, the prorated values shown reflect the ultimate achievement of Target levels, which at the date of grant was the expected future payment, although actual values will range from zero, if the Threshold level is not achieved, to three times the values shown, if the Maximum level is reached. The numbers also do not indicate whether the individual is eligible for retirement.

(4)

The terms of the Company’s outstanding equity awards provide that, in the event of a change of control, the portion of the award not already exercisable or vested becomes exercisable or vested, as the case may be, and for PSUs the awards vest at the Maximum Amount, which is three times the Target Amount.

REPORT OF THE AUDIT COMMITTEE

The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any previous or future filings under the Exchange Act or the Securities Act of 1933, as amended, except to the extent that the Company incorporates it by specific reference.

The Audit Committee of the Board of Directors reports as follows with respect to the audit of W. P. Carey & Co. LLC’s fiscal 2011 audited financial statements and management’s report of internal controls over financial reporting.

The audit functions of the Committee focus on the adequacy of W. P. Carey & Co. LLC’s internal controls and financial reporting procedures, the performance of W. P. Carey & Co. LLC’s internal audit function and the independence and performance of W. P. Carey & Co. LLC’s Independent Registered Public Accounting Firm, PricewaterhouseCoopers LLP. The Committee meets periodically with management to consider the adequacy of internal controls and the objectivity of W. P. Carey & Co. LLC’s financial reporting. The Committee discusses these matters with appropriate internal financial personnel as well as its Independent Registered Public Accounting Firm. The Committee held four regularly scheduled quarterly meetings during 2011 and also met five additional times.

Management has primary responsibility for W. P. Carey & Co. LLC’s financial statements and management’s report of internal controls over financial reporting and the overall reporting process, including W. P. Carey & Co. LLC’s system of internal controls. The Independent Registered Public Accounting Firm audits the annual financial statements and the effectiveness of internal controls over financial reporting, expresses an opinion on the conformity of the audited financial statements with accounting principles generally accepted in the United States and discusses with the Committee any issues they believe should be raised with us. The Committee monitors these processes, relying without independent verification on the information provided to us and on the representations made by management.

The Committee has reviewed and discussed the audited financial statements and management’s report of internal controls over financial reporting with the management of W. P. Carey & Co. LLC. The Directors who serve on the Audit Committee are all “independent” as defined in the New York Stock Exchange Listing Standards and applicable rules of the SEC.

The Committee has discussed with the Company’s Independent Registered Public Accounting Firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board, or PCAOB, in Rule 3200T. The Committee has received written disclosures and the letter from the Independent Registered Public Accounting Firm required by the applicable requirements of the PCAOB regarding the Independent Registered Public Accounting Firm’s communication with the Committee concerning independence and has discussed with the Independent Registered Public Accounting Firm their independence from W. P. Carey & Co. LLC. Based on review and discussions of the audited financial statements and management’s report on internal control over financial reporting of W. P. Carey & Co. LLC with management and discussions with the Independent Registered Public Accounting Firm, the Audit Committee recommended to the Board of Directors that the audited financial statements for the fiscal year ended December 31, 2011 be included in the Company’s Annual Report on Form 10-K for filing with the SEC.

Submitted by the Audit Committee:

Charles E. Parente, Chairman

Nathaniel S. Coolidge

Eberhard Faber, IV

Robert E. Mittelstaedt, Jr

Nick J.M. van Ommen

Karsten von Köller

Financial Expert

The Board of Directors has determined that Charles E. Parente, who is an Independent Director and Chairman of the Audit Committee, is a “financial expert” as defined in Item 407 of Regulation S-K under the Exchange Act.

Fees Billed by PricewaterhouseCoopers LLP During Fiscal Years 2011 and 2010

The following table sets forth the approximate aggregate fees billed to W. P. Carey & Co. LLC during fiscal years 2011 and 2010 by PricewaterhouseCoopers LLP, categorized in accordance with SEC definitions and rules:

	2011	2010
Audit Fees(1)	$1,275,281	$929,272
Audit-Related Fees(2)	0	0
Tax Fees(3)	1,094,969	744,757
All Other Fees	0	0

Total Fees	$2,370,250	$1,674,029

(1)

Audit Fees: This category consists of fees for professional services rendered for the audit of W. P. Carey & Co. LLC’s fiscal 2011 and 2010 financial statements included in the Company’s Annual Reports on Form 10-K (including services incurred with respect to rendering an opinion under Section 404 of the Sarbanes-Oxley Act of 2002), the review of the financial statements included in the Company’s Quarterly

Reports on Form 10-Q for each of the quarters ended March 31, June 30, and September 30, 2011 and 2010, and other audit services including certain statutory audits and SEC registration statement review and the related issuance of comfort letters and consents.

(2)	Audit-Related Fees: This category consists of audit related services performed by PricewaterhouseCoopers LLP and includes services, if any, in connection with audits of the Company’s benefit plan.

(3)	Tax Fees: This category consists of fees billed to W. P. Carey & Co. LLC by PricewaterhouseCoopers LLP for tax compliance services and consultation in connection with transactions.

Pre-Approval Policies

The Audit Committee’s policy is to pre-approve audit and permissible non-audit services provided by the Company’s Independent Registered Public Accounting Firm. These services may include audit services, audit- related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services. The Independent Registered Public Accounting Firm and management are required to report periodically to the Audit Committee regarding the extent of services provided by the Independent Registered Public Accounting Firm in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis. If a non-audit service is required before the Audit Committee’s next scheduled meeting, the Committee has delegated to its Chairman, Mr. Parente, the authority to approve such services on its behalf, provided that such action is reported to the Committee at its next meeting. Pursuant to these policies, the Audit Committee pre-approved all the services provided by the Independent Registered Public Accounting Firm in fiscal years 2011 and 2010 shown in the table above.

CORPORATE GOVERNANCE

Nominating Procedures

The Nominating and Corporate Governance Committee considers candidates for Board membership suggested by its members and other Board members, as well as by management and shareholders. A shareholder who wishes to recommend a prospective nominee for the Board should notify our Secretary or any member of the Nominating and Corporate Governance Committee in writing with the information and in the time period required by our By-Laws, which is set forth in more detail in “Shareholder Proposals and Other Communications” below.

Once the Nominating and Corporate Governance Committee has identified a prospective nominee, the Committee makes an initial determination as to whether to conduct a full evaluation of the candidate. This initial determination is based on whatever information is provided to the Committee with the recommendation of the prospective candidate, as well as the Committee’s own knowledge of the prospective candidate, which may be supplemented by inquiries to the person making the recommendation or others. The preliminary determination is based primarily on the need for additional Board members to fill vacancies or expand the size of the Board and the likelihood that the prospective nominee can satisfy the evaluation factors described below. If the Committee determines, in consultation with other Board members as appropriate, that additional consideration is warranted, it may request a search firm to gather additional information about the prospective nominee’s background and experience and to report its findings to the Committee. The Committee then evaluates the prospective nominee’s qualifications. As set forth in our Corporate Governance Guidelines, there are no firm prerequisites to qualify as a candidate for the Board, although the Board seeks candidates who possess the background, skills, expertise, characteristics and time to make a significant contribution to the Board, W. P. Carey & Co. LLC and its shareholders. At least annually, the Nominating and Corporate Governance Committee reviews the qualifications and backgrounds of the Directors, as well as the overall composition of the Board.

The Committee also considers such other relevant factors as it deems appropriate, including the balance of management Directors and Independent Directors, the need for Audit Committee or other expertise, and the qualifications of other potential nominees. Although there is no specific policy regarding diversity, the Committee seeks to achieve diversification in the qualifications of nominees, such as business experience versus an academic background or expertise in different industries, professions, and geographic areas. In connection with its evaluation, the Committee determines whether to interview the prospective nominee, and if warranted, one or more members of the Committee, and others as appropriate, interview prospective nominees in person or by telephone. After completing this evaluation and interview, the Committee makes a recommendation to the full Board as to the persons who should be nominated by the Board, and the Board determines the nominees after considering the recommendation and report of the Committee.

At its regular meeting in March 2012, the Board of Directors adopted a policy with regard to the retirement of directors. Under this new policy, it is expected that a Director will retire from the Board after having attained the age of 75, although there may be instances where a Director may be invited by the Board to remain as a Director past that age due to the desirability of retaining his or her special skills or experience for a longer period. As a result, any prospective nominee should in general be less than 74 at the time he or she would first be elected to the Board.

At the time that the retirement policy was adopted, two Directors, Messrs. Francis J. Carey and Eberhard Faber, IV, were 75 or older. However, in light of the passing of the Company’s Founder and Chairman, Mr. Wm. Polk Carey, in January 2012 and the pending merger of CPA®:15 with the Company that had recently been proposed, the Board invited Messrs. Carey and Faber to remain as Directors for continuity purposes, and they each accepted the invitation.

Shareholder Proposals and Other Communications

Shareholder Proposals.    The date by which shareholder proposals must be received by W. P. Carey & Co. LLC for inclusion in proxy materials relating to the 2013 Annual Meeting of Shareholders is January 4, 2013 and must meet the other requirements of Rule 14a-8 under the Exchange Act.

In order for proposals submitted outside of Rule 14-a-8 to be considered at the 2013 Annual Meeting, shareholder proposals, including shareholder nominations for Director, must comply with the advance notice and eligibility requirements contained in W. P. Carey & Co. LLC’s By-Laws. Our By-Laws provide that shareholders are required to give advance notice to W. P. Carey & Co. LLC of any business to be brought by a shareholder before an annual shareholders’ meeting. For business to be properly brought before an annual meeting by a shareholder, the shareholder must give timely written notice thereof to the Secretary of W. P. Carey & Co. LLC. In order to be timely, a shareholder’s notice must be delivered to or mailed and received at the principal executive offices of the Company not fewer than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting. Therefore, any shareholder proposals, including nominations for directors, submitted outside of Rule 14a-8 to be voted on at the 2013 Annual Meeting of Shareholders must be received by W. P. Carey & Co. LLC not earlier than February 21, 2013 and not later than March 23, 2013, being, respectively, 120 and 90 days prior to June 21, 2013, which is the first anniversary of the Annual Meeting. However, in the event that the date of the Annual Meeting of Shareholders in 2013 is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, notice by the shareholder to be timely must be delivered not earlier than the 120th day prior to such changed annual meeting date and not later than the close of business on the later of the 90th day prior to such changed annual meeting date or the tenth day following the day on which public announcement of the date of such meeting is first made.

The notice must set forth:

•

as to each person whom the shareholder proposes to nominate for election or reelection as a Director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of Directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act, including such person’s written consent to being named in the proxy statement as a nominee and to serving as a Director if elected;

•

as to any other business that the shareholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such shareholder and of the beneficial owner, if any, on whose behalf the proposal is made; and

•

as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made, (i) the name and address of such shareholder, as they may appear on the Company’s books, and of such beneficial owner and (ii) the class and number of shares of Common Stock that are owned beneficially and of record by such shareholder and such beneficial owner.

A copy of the Company’s By-Laws is available upon request. Such requests and any shareholder proposals should be sent to Susan C. Hyde, Secretary, W. P. Carey & Co. LLC, 50 Rockefeller Plaza, New York, NY 10020. These procedures apply to any matter that a shareholder wishes to raise at any annual meeting, including those matters raised other than pursuant to Rule 14a-8. A shareholder proposal that does not meet the above requirements will be considered untimely, and any proxy solicited by W. P. Carey & Co. LLC may confer discretionary authority to vote on such proposal.

Communication with the Board.    Shareholders and other interested persons who wish to send communications on any topic to the Board, Non-Executive Chairman of the Board, or the Independent Directors as a group may do so by writing to the Non-Executive Chairman of the Board, W. P. Carey & Co. LLC, 50 Rockefeller Plaza, New York, NY 10020. The Nominating and Corporate Governance Committee has approved a process for handling communications to the Board in which the Secretary, Susan C. Hyde, monitors communications and provides copies or summaries of such communications to the Directors as she considers appropriate. The Board will give appropriate attention to written communications that are submitted and will respond if and as appropriate. Absent unusual circumstances or as contemplated by committee charters and subject to any required assistance or advice from legal counsel, Ms. Hyde is responsible for monitoring communications and for providing copies or summaries of such communications to the Directors as she considers appropriate.

Director Independence

As part of the Company’s corporate governance practices, the Board has adopted Corporate Governance Guidelines, which among other things established rules regarding the independence of directors. We refer to our Corporate Governance Guidelines in this Proxy Statement as the Guidelines. The Guidelines meet or exceed the Listing Standards of the Exchange. The Guidelines, which include the Company’s definition of Independent Director, can be found in the “Investor Relations” section of W. P. Carey & Co. LLC’s website, www.wpcarey.com.

Pursuant to the Guidelines, the Board undertook its annual review of Director independence in March 2012. During this review, the Board considered transactions and relationships between each Director and nominee or any member of his or her immediate family and W. P. Carey & Co. LLC and its subsidiaries and affiliates, including those reported under “Certain Relationships and Related Transactions” below. The Board also examined transactions and relationships between Directors and nominees or their affiliates and members of our senior management or their affiliates. As provided in the Guidelines, the purpose of this review was to determine whether any such relationships or transactions were inconsistent with a determination that the Director is independent.

The Exchange also requires that the Board of Directors determine whether a Director is “independent” for purposes of the Exchange’s Listing Standards. The Nominating and Corporate Governance Committee has asked each Director and nominee to specify in writing the nature of any relevant relationships such individual may have with the Company, including, but not limited to, any relationships that would specifically preclude a finding of “independence” under those Listing Standards. Upon review of these disclosures, the Board has affirmatively determined that none of the Directors or nominees noted as “independent” in this Proxy Statement has a material relationship with W. P. Carey & Co. LLC that would interfere with his independence from the Company and its management.

As a result of the Board’s annual review, the Board has affirmatively determined that Directors Coolidge, Faber, Griswold, Hansing, Marston, Mittelstaedt, Parente, van Ommen, von Köller, and Winssinger are independent of the Company and its management under the standards set forth in the Guidelines and the Exchange’s Listing Standards and for the purpose of serving on the Audit Committee, where applicable. Messrs. Francis J. Carey and Bond are considered affiliated Directors because of their relationship to, or current and/or former employment as senior executives of, W. P. Carey & Co. LLC and its affiliates.

Code of Ethics

The Board of Directors has also adopted a Code of Business Conduct and Ethics, which we refer to in this Proxy Statement as the Code. The Code sets forth the standards of business conduct and ethics applicable to all of our employees, including our Executive Officers and Directors. This Code is available on the Company’s website, www.wpcarey.com, in the “Investor Relations” section. W. P. Carey & Co. LLC also intends to post amendments to or waivers from the Code, to the extent applicable to our principal executive officer, principal financial officer and principal accounting officer, at this location on the website. Director Francis J. Carey is the Company’s Chief Ethics Officer.

Certain Relationships and Related Transactions

Policies and Procedures with Respect to Related Party Transactions.    The Executive Officers and Directors are committed to upholding the highest legal and ethical conduct in fulfilling their responsibilities and recognize that related party transactions can present a heightened risk of potential or actual conflicts of interest. Employees, officers and Directors have an obligation to act in the best interest of the Company and to put such interests at all times ahead of their own personal interests. In addition, all employees, officers and Directors of the Company should seek to avoid any action or interest that conflicts with or gives the appearance of a conflict with the Company’s interests. According to the Code, a conflict of interest occurs when a person’s private economic or other interest conflicts with, is reasonably expected to conflict with, or may give the appearance of conflicting with, any interest of the Company. The following conflicts of interest are prohibited, and employees, officers and Directors of W. P. Carey & Co. LLC must take all reasonable steps to detect, prevent, and eliminate such conflicts:

•	Working in any capacity — including service on a Board of Directors or trustees, or on a committee thereof — for a competitor while employed by the Company.

•	Competing with the Company for the purchase, sale or financing of property, services or other interests.

•

Soliciting or accepting any personal benefit from a third party, including any competitor, customer or service provider, in exchange for any benefit from the Company. Applicable Company policies may permit the acceptance of gifts and entertainment from third parties, subject to certain limitations. Individuals are expected to adhere to these policies where applicable and in general to limit acceptance of benefits to those that are reasonable and customary in a business environment and that are not reasonably likely to improperly influence the individual.

Other conflicts of interest, while not prohibited in all cases, may be harmful to the Company and therefore must be disclosed in accordance with the Code. The Chief Ethics Officer of the Company has primary authority and responsibility for the administration of the Code subject to the oversight of the Nominating and Corporate Governance Committee or, in the case of accounting, internal accounting controls or auditing matters, the Audit Committee.

Transactions with Managed Funds.    Through a wholly-owned subsidiary, W. P. Carey & Co. LLC earns revenue as the advisor to the CPA® REITs and CWI, which are collectively referred to in this Proxy Statement as the REITs. Under advisory agreements that the Company has with each of the REITs, the Company performs services and earns asset management revenue related to the day-to-day management of the REITs and provides transaction-related services and earns structuring revenue in connection with structuring and negotiating investments and any related financing on their behalf. In addition, the Company provides further services and generally earns revenue when each REIT is liquidated. The Company is also reimbursed for certain costs incurred in providing services, including broker-dealer commissions paid on behalf of the REITs, marketing costs and the cost of personnel provided for the administration of the REITs. As a result of electing to receive certain payments for services in shares, the Company also holds ownership interests in the REITs. For the year ended December 31, 2011, total asset-based revenue earned was approximately $66.8 million, while reimbursed costs totaled approximately $64.8 million. In 2011, the Company elected to receive all asset management revenue in cash, except that, for CPA®:17 — Global and for CPA®:16 — Global subsequent to the CPA®:14/16 Merger, the Company elected to receive asset management revenue in shares of their stock. For CPA®:16 — Global prior to the CPA®:14/16 Merger, the Company elected to receive all performance revenue in shares of its stock, while for both CPA®:14 prior to the CPA®:14/16 Merger and CPA®:15, the Company elected to receive 80% of performance revenue in shares of their stock and 20% in cash.

In connection with structuring and negotiating investments and any related financing for the REITs, the advisory agreements provide for structuring revenue based on the cost of investments. A portion of this revenue is paid when the transaction is completed while the remainder is payable in equal annual installments, subject to the relevant REIT meeting its performance criterion. The Company may be entitled to loan refinancing revenue in connection with structuring and negotiating investments. This loan refinancing revenue, together with the acquisition revenue, is referred to as structuring revenue. The Company earned structuring revenue of approximately $46.8 million for the year ended December 31, 2011. In addition, the Company may also earn revenue related to the disposition of properties, subject to subordination provisions, and will only recognize such revenue as such provisions are achieved.

The REITs also reimburse the Company for certain costs, primarily broker-dealer commissions paid on behalf of the REITs and marketing and personnel costs. In addition, under the terms of a sales agency agreement between the Company’s wholly-owned broker-dealer subsidiary, Carey Financial, LLC, and CPA®:17 — Global, the Company earns a selling commission of up to $0.65 per share sold and a dealer-manager fee of up to $0.35 per share sold. The Company re-allows all or a portion of the selling commissions to selected dealers participating in CPA®:17 — Global’s offering and may re-allow up to the full selected dealer revenue to selected dealers. In addition, under the terms of a sales agency agreement between Carey Financial, LLC and CWI, the Company earns a selling commission of up to $0.70 per share sold and a dealer-manager fee of up to $0.30 per share sold. The Company re-allows all or a portion of the selling commissions to selected dealers participating in CWI’s offering and may re-allow up to the full selected dealer revenue to selected dealers. Total underwriting compensation earned in connection with the CPA®:17 — Global and CWI offerings, including selling commissions, dealer-manager revenue and/or selected dealer revenue, wholesaling revenue and reimbursements made by the Company to selected dealers, cannot exceed the limitations prescribed by FINRA. The limit on underwriting compensation is currently 10% of gross offering proceeds. The Company may also be reimbursed for reasonable bona fide due diligence expenses, subject to limitations on total organization and offering expenses.

The CPA®:14/16 Merger — On December 13, 2010, CPA®:14 and CPA®:16 — Global entered into a definitive merger agreement pursuant to which CPA®:14 merged with and into a subsidiary of CPA®:16 — Global on May 2, 2011. In the CPA®:14/16 Merger, CPA®:14 stockholders were entitled to receive $11.50 per share, which was equal to the estimated net asset value per share of CPA®:14 as of September 30, 2010. For each share of CPA®:14 stock owned, each CPA®:14 stockholder received a $1.00 per share special cash dividend and a choice of either (i) $10.50 in cash or (ii) 1.1932 shares of CPA®:16 — Global. The merger consideration of $954.5 million was paid by CPA®:16 — Global, including payment of $444.0 million to liquidating stockholders and issuing 57,365,145 shares of stock with a fair value of $510.5 million on the date of closing to stockholders of CPA®:14 in exchange for 48,076,723 shares of CPA®:14 stock. The $1.00 per share special cash distribution, totaling $90.4 million in the aggregate, was funded from the proceeds of the CPA®:14 Asset Sales described below. In connection with the CPA®:14/16 Merger, we agreed to purchase a sufficient number of shares of CPA®:16 — Global stock from CPA®:16 — Global to enable it to pay the merger consideration if the cash on hand and available to CPA®:14 and CPA®:16 — Global, including the proceeds of the CPA®:14 Asset Sales and a new $320.0 million senior credit facility of CPA®:16 — Global, were not sufficient. Accordingly, we purchased 13,750,000 shares of CPA®:16 — Global stock on May 2, 2011 for $121.0 million, which we funded, along with other obligations, with cash on hand and $121.4 million drawn on our then-existing unsecured line of credit.

In connection with the CPA®:14/16 Merger, on May 2, 2011 we purchased the remaining interests in three ventures from CPA®:14, in which we already had a partial ownership interest, for an aggregate purchase price of $31.8 million, plus the assumption of $87.6 million of indebtedness. The purchase price was based on the appraised values of the ventures’ underlying properties and debt. In connection with the purchase, we recorded a gain of $27.9 million, which represents the difference between our respective carrying values and the fair values of our previously held interests in these ventures.

Upon consummation of the CPA®:14/16 Merger, we earned revenues of $31.2 million in connection with the termination of the advisory agreement with CPA®:14 and $21.3 million of subordinated disposition revenues. We elected to receive our termination revenue in 2,717,138 shares of CPA®:14 stock, which were exchanged into

3,242,089 shares of CPA®:16 — Global stock in the CPA®:14/16 Merger. In addition, we received $11.1 million in cash as a result of the $1.00 per share special cash distribution paid by CPA®:14 to its stockholders. Upon closing of the CPA®:14/16 Merger, we received 13,260,091 million shares of stock of CPA®:16 — Global in respect of our shares of CPA®:14 stock.

Carey Asset Management Corp., our subsidiary that acts as the advisor to the CPA® REITs, waived any acquisition fees payable by CPA®:16 — Global under its advisory agreement with CAM in respect of the properties acquired in the CPA®:14/16 Merger and also waived any disposition fees that may subsequently be payable by CPA®:16 — Global upon a sale of such assets. As the advisor to CPA®:14, CAM earned acquisition fees related to those properties acquired by CPA®:14 and disposition fees on those properties upon the liquidation of CPA®:14 and, as a result, CAM and CPA®:16 — Global agreed that CAM should not receive fees upon the acquisition or disposition of the same properties by CPA®:16 — Global.

CPA®:16 — Global UPREIT Reorganization — Immediately following the CPA®:14/16 Merger on May 2, 2011, CPA®:16 — Global completed an internal reorganization whereby CPA®:16 — Global formed an umbrella partnership real estate investment trust, or UPREIT, which was approved by CPA®:16 — Global stockholders in connection with the CPA®:14/16 Merger. In connection with the formation of the UPREIT, CPA®:16 — Global contributed substantially all of its assets and liabilities to an operating partnership in exchange for a managing member interest and units of membership interest in that operating partnership, which together represent a 99.985% capital interest of the “Managing Member,” representing the CPA®:16 — Global stockholders’ interest. Through one of our subsidiaries, we acquired a Special Membership Interest of 0.015% in CPA®:16 — Global’s operating partnership for $0.3 million, entitling us to receive certain profit allocations and distributions of cash.

As consideration for this Special Member Interest, we amended our advisory agreement with CPA®:16 — Global to give effect to this UPREIT reorganization and to reflect a revised fee structure whereby (i) our asset management fees were prospectively reduced to 0.5% from 1.0% of the asset value of a property under management, (ii) the former 15% subordinated incentive fee and termination fees were eliminated and replaced by (iii) a 10% Special General Partner Available Cash Distribution, as described below, and (iv) the 15% Final Distribution, as described below. The sum of the new 0.5% asset management fee and the Available Cash Distribution is expected to be lower than the original 1.0% asset management fee; accordingly, the Available Cash Distribution is contractually limited to 0.5% of the value of CPA®:16 — Global’s assets under management. However, the amount of after-tax cash we receive pursuant to this revised structure is anticipated to be greater than the amount we received under the previous arrangement. The fee structure related to initial acquisition fees, subordinated acquisition fees and subordinated disposition fees for CPA®:16 — Global remains unchanged.

As Special General Partner, we are entitled to 10% of CPA®:16 — Global’s operating partnership’s available cash, referred to as the Available Cash Distribution, which is defined as the operating partnership’s cash generated from operations, excluding capital proceeds, as reduced by operating expenses and debt service, excluding prepayments and balloon payments. We may elect to receive our Available Cash Distribution in shares of CPA®:16 — Global’s stock. In the event of a capital transaction such as a sale, exchange, disposition or refinancing of CPA®:16 — Global’s assets, we are also entitled to receive a Final Distribution equal to 15% of residual returns after giving effect to a 100% return of the Managing Member’s invested capital plus a 6% priority return.

Proposed Merger with CPA®:15 — In its initial offering documents, CPA®:15 stated its intention to consider liquidity events for investors generally commencing eight years following the investment of substantially all of the net proceeds from its public offerings, which occurred in 2004. As a result, during the second quarter of 2011, we began actively considering liquidity alternatives on behalf of CPA®:15 as its advisor and discussed with its board of directors a number of those alternatives. The board of directors of CPA®:15 formed a special committee of independent directors to explore possible liquidity transactions, including transactions proposed by us, and the CPA®:15 special committee retained legal and financial advisors to assist the committee in its review.

On February 17, 2012, we and CPA®:15 entered into a definitive agreement pursuant to which CPA®:15 will merge with and into one of our subsidiaries for a combination of cash and shares of our Common Stock as described below, which we refer to in this Proxy Statement as the Proposed Merger. In connection with the Pro-

posed Merger, we filed a registration statement with the SEC on March 23, 2012 regarding the shares of our Common Stock to be issued to stockholders of CPA®:15 in the Proposed Merger, which is currently under review by the SEC. Special meetings will be scheduled to obtain the approval of CPA®:15’s stockholders of the Proposed Merger and the approval of our shareholders of the Proposed Merger and the Proposed REIT Reorganization described below. The closing of the Proposed Merger is also subject to customary closing conditions. If the Proposed Merger is approved and the other closing conditions are met, we currently expect that the closing will occur by the third quarter of 2012, although there can be no assurance of such timing.

At December 31, 2011, CPA®:15’s portfolio was comprised of full or partial ownership in 315 properties, substantially all of which were triple-net leased with an average remaining life of 10.4 years and an estimated annual contractual minimum base rent of $223.0 million (on a pro rata basis). We expect to assume the related property debt comprised of 74 fixed-rate and seven variable-rate non-recourse mortgage loans with an aggregate fair value of $1.2 billion and a weighted-average annual interest rate of 5.7% at December 31, 2011 (on a pro rata basis). During 2011, we earned $26.0 million in fees from CPA®:15 and recognized $3.4 million in equity earnings based on our ownership of CPA®:15 stock.

We have also obtained a commitment for a $175.0 million term loan as part of our current credit facility in order to pay for the cash portion of the consideration in the Proposed Merger. Our commitment expires on the earlier of the termination or closing of the Proposed Merger or September 30, 2012. The commitment letters are subject to a number of closing conditions, including the lenders’ satisfactory completion of due diligence and determination that no material adverse change has occurred, and there can be no assurance that we will be able to obtain the term loan on acceptable terms or at all.

In the Proposed Merger, CPA®:15 stockholders will be entitled to receive $1.25 in cash and 0.2326 shares of our Common Stock for each share of CPA®:15 stock owned, which equated to $11.73 per share of CPA®:15 stock based on the $45.07 per share closing price of our Common Stock as of February 17, 2012, the date that the merger agreement was signed. The estimated total Proposed Merger consideration includes cash of approximately $151.8 million and the issuance of approximately 28,241,000 of our shares, based on the total shares of CPA®:15 outstanding of 131,566,206, of which 10,153,074 shares were owned by us, on February 17, 2012. As a condition of the Proposed Merger, we have agreed to waive our subordinated disposition and termination fees.

If the Proposed Merger is approved, immediately prior to merging we plan to reorganize as a REIT, which we refer to in this Proxy Statement as the Proposed REIT Reorganization. The Proposed REIT Reorganization is an internal reorganization of our corporate structure into a REIT to hold substantially all of our real estate assets while our investment management activities will be organized under taxable REIT subsidiaries. The Proposed REIT Reorganization is expected to be tax-free for U.S. Federal purposes, except for the cash consideration.

Livho, Inc.    In connection with the consolidation of the nine CPA® partnerships in 1998, the Company obtained a hotel in Livonia, Michigan, which was not subject to a lease. The Company would be taxed as a corporation if it received more than a small percentage of its income from the operation of a hotel. In order to avoid taxation as a corporation, the Company in 1998 leased the hotel to Livho Inc., a corporation wholly-owned by Director Francis J. Carey, its chairman, pursuant to a two-year lease, which was subsequently modified and extended. The Company consolidates the accounts of Livho in its consolidated financial statements in accordance with current accounting guidance for consolidation of variable interest entities because Livho is a variable interest entity, of which it is the primary beneficiary. Livho’s contractual base rent for 2011 was approximately $1.4 million; however, no rent was paid for the year because its operations did not generate sufficient revenue, and the shortfall was added to existing rent arrearages owed to the Company. Director Francis J. Carey, as sole shareholder, did not receive a dividend payment from Livho, as excess cash flow was applied to the rental arrearages.

Reginald H. Winssinger Investments.    Members of the family of Director Reginald H. Winssinger are co-investors with the Company in one of the Company’s properties in France. Specifically, in December 2001 Mr. Winssinger’s family members and business partners purchased, at the time of and on the same terms as the purchase of the properties by the Company, a 15% aggregate ownership interest in the property leased to Bouyges Telecom SA in Illkirch, France for an original equity investment of approximately $0.5 million. These ownership interests are subject to substantially the same terms as all other ownership interests in the subsidiary company.

Other Transactions.    The Company owns interests in entities ranging from 5% to 95%, including jointly-controlled tenant-in-common interests in properties, with the remaining interests generally held by affiliates, including the REITs, and owns common stock in each of the REITs. The Company is the general partner in a limited partnership, which it consolidates for financial statement purposes, that leases its home office space and participates in an agreement with certain affiliates, including the REITs, for the purpose of leasing office space used for the administration of its operations, the operations of its affiliates and for sharing the associated costs. During the year ended December 31, 2011, the Company recorded income from noncontrolling interest partners of approximately $2.5 million related to reimbursements from these affiliates. As of December 31, 2011, the average estimated minimum lease payments on the office lease, inclusive of noncontrolling interests, approximates $3.0 million annually through 2016.

Included in accounts payable, accrued expenses and other liabilities in the Company’s consolidated balance sheet at December 31, 2011 are amounts due to affiliates totaling approximately $0.8 million. Included in the calculation of total assets on the Company’s consolidated balance sheet at December 31, 2011 are amounts due from affiliates totaling approximately $38.4 million.

An officer of the Company owns a redeemable noncontrolling interest in WPCI, the subsidiary company that structures net lease transactions on behalf of the CPA® REITs outside of the U.S., as well as certain related entities. The Company has an obligation to repurchase the interest from that officer, subject to certain conditions. The Company valued the redeemably noncontrolling interest at approximately $7.7 million at December 31, 2011.

In February 2011, the Company made a $90.0 million loan to CPA®:17 — Global to fund acquisitions that were closed within the first two weeks of the year. The principal and accrued interest thereon at 1.15% per annum were paid in full to the Company in April 2011. In May 2011, the Company loaned $4.0 million to CWI to fund an acquisition. The principal and interest thereon at the London Interbank Offered Rate, or LIBOR, plus 2.5% were repaid in June 2011. In September 2011, the Company loaned $2.0 million to CWI to fund a second acquisition. The principal and interest thereon at LIBOR plus 0.9% were repaid in full by October 2011.

APPENDIX A

W. P. CAREY & CO. LLC

EMPLOYEE SHARE PURCHASE PLAN

Amended and Restated as of March 15, 2012

1. Purpose. The purpose of the W. P. Carey & Co. LLC Employee Share Purchase Plan as amended and restated (the “Plan”) is to encourage and assist Employees of (a) W. P. Carey & Co. LLC (the “Company”), (b) the Manager of the Company, and (c) any other affiliate of the Company that elects to participate in the Plan (with the consent of the Company), in acquiring an ownership interest in the Company. The Plan is not intended to be an Employee Stock Purchase Plan under Section 423 of the Code.

2. Definitions. The following terms as used in this Plan shall have the meaning specified below, unless the context clearly indicates otherwise.

(a) “Account” means the bookkeeping account established for an Employee to which the following shall be credited: (i) the funds deducted or paid from the Employee’s Compensation pursuant to the terms of the Plan to purchase Shares; (ii) any purchased Shares; and (iii) any dividends on Shares credited to the account which are to be used to purchase additional Shares as permitted hereunder.

(b) “Board” means the Board of Directors of the Company.

(c) “Code” means the Internal Revenue Code of 1986, as amended, and any regulations thereunder.

(d) “Committee” means the committee appointed by the Board to administer the Plan. The Committee shall serve at the pleasure of the Board and the Board may appoint or remove Committee members at any time for any reason. Unless otherwise determined by the Board, the Committee shall be the Compensation Committee of the Board.

(e) “Company” means W. P. Carey & Co. LLC, a Delaware limited liability company, or any successor thereto.

(f) “Compensation” means a Participant’s total compensation from the Company, Manager, or other participating affiliate payable during the applicable Semi-Annual Period.

(g) “Employee” means any officer or other common law employee of the Company, the Manager, or other affiliate of the Company which participates in the Plan with the consent of the Company.

(h) “Exchange Act” means the Securities Exchange Act of 1934, as amended. References to any provision of the Exchange Act include the rules and regulations thereunder and successor provisions and rules and regulations thereto.

(i) “Fair Market Value” of a Share means, as of any given date, (i) the average of the high and low price of a Share as reported on the New York Stock Exchange (or if Shares were not traded on such date, on the closest preceding date on which a trade occurred), or (ii) if the Shares are not publicly traded, the fair market value of a Share as determined by the Committee in good faith, using such criteria as the Committee may, in its sole discretion, deem appropriate.

(j) “Manager” means Carey Asset Management Corp., the manager of the Company, and any successor thereto.

(k) “Participant” means each (i) Employee who is eligible to, and elects to, participate in the Plan in accordance with the terms of the Plan and (ii) any Employee or former Employee who has an Account under the Plan.

(l) “Plan” means the W. P. Carey & Co. LLC Employee Share Purchase Plan, as amended from time to time.

(m) “Semi-Annual Period” means the six (6) month period ending on the last day of June and December of each year, unless otherwise determined by the Committee in its discretion.

(n) “Shares” means the shares of the Company as described in the Company’s Limited Liability Operating Agreement.

3. Shares Subject to the Plan. Subject to adjustment pursuant to Section 13 of the Plan, the aggregate number of Shares which may be purchased under the Plan is the sum of (i) the number of shares available under the Company’s prior employee stock purchase plan immediately before the effective date of the Plan, which was 91,307 Shares and (ii) an additional 408,693 Shares, for a total of 500,000 Shares. The Shares may be authorized but unissued shares, reacquired shares, or any combination thereof.

4. Eligibility. Any Employee of the Company, the Manager, or other participating affiliate is eligible to become a Participant on the first day of the Semi-Annual Period following the Employee’s date of hire.

5. Joining the Plan.

(a) An eligible Employee’s participation in the Plan shall be effective as of the first day of the Semi-Annual Period following the date on which the Employee completes, sign and returns to the Committee such forms as may be required to enroll in the Plan (or at such other time as may be permitted by the Committee in its sole discretion); provided, that for the first Semi-Annual Period of the Plan, participation shall be effective as of the first day of that period so long as the Employee completes and returns the required forms before the last day of such period.

(b) Notwithstanding subsection (a) above, an Eligible Employee may elect to make a lump sum contribution (as provided in Section 6(a)(2)) for a Semi-Annual Period in accordance with such rules and procedures as may be established by the Committee in its sole discretion.

(c) Participation by any Employee in the Plan is entirely voluntary.

6. Employee Contributions.

(a) Each Employee may elect (on such forms as may be required by the Committee in its sole discretion) to contribute by either (1) payroll deduction of 1% to 10% (in whole percentages only) of his or her Compensation payable during a Semi-Annual Period or (2) one lump sum payment (or such additional lump sum payments as may be permitted by the Committee in its sole discretion) of up to 10% of his or her Compensation payable during the Semi-Annual Period. Notwithstanding the foregoing, no Employee may contribute more than $25,000 (or such higher limit as may be established by the Committee from time to time) in any year.

(b) Subject to the limits set forth in (a) above, an Employee may elect at any time (on such forms as may be required by the Committee in its sole discretion) to increase or decrease his or her rate of contribution. Except as otherwise provided in the Plan, any such change shall become effective as the first day of the Semi-Annual Period following receipt of such election by the Committee (or at such other time as may be permitted by the Committee in its sole discretion).

(c) Any contributions made by an Employee under the Plan shall be credited to the Employee’s Account. Except as otherwise provided by the Committee, any dividends on Shares credited to a Participant’s Account may, at the election of the Participant, be used to purchase additional Shares hereunder (at the market value at the time of purchase).

7. Issuance of Shares.

(a) On the last trading day of each Semi-Annual Period, the contributions (and dividends to be reinvested, if any) credited to a Participant’s Account as of that date shall be applied to the purchase of Shares; provided that if the Participant has previously elected in accordance with Section 8(a) to cease participation, no such purchase shall be made on the Participant’s behalf. Except as otherwise provided by the Committee, fractional shares may be purchased and credited to Participant Accounts under the Plan.

(b) The per share cost for the Shares purchased pursuant to the Plan shall be 85% of the lower of (i) the Fair Market Value of a Share on the first trading day of the Semi-Annual Period (the “date of the grant”) and (ii) the Fair Market Value of a Share on the last trading day of the Semi-Annual Period (the “date of exercise”).

(c) Any funds remaining in a Participant’s Account after the purchase of Shares at the conclusion of a Semi-Annual Period shall be refunded to the Participant on the last day of each Semi-Annual Period. Shares purchased for any Semi-Annual Period shall be credited to Participant Accounts on the last day of the Semi-Annual Period; provided, that a Participant may request, upon such terms and conditions as may be established by the Committee, a certificate for Shares credited to his or her Account.

(d) If the aggregate number of Shares that all Participants in the Plan desire to purchase in any Semi-Annual Period exceeds the number of Shares then available under the Plan, the Shares available shall be allocated among such Participants in proportion to their contributions during the Semi-Annual Period.

(e) Notwithstanding any other provision herein to the contrary, the obligation to purchase, issue or deliver Shares under the Plan shall be subject to (i) the effectiveness of a registration statement under the Securities Act of 1933, as amended, with respect to such shares, if deemed necessary or appropriate by the Company or Committee, (ii) the condition that the Shares shall have been listed (or authorized for listing upon official notice of issuance) on the New York Stock Exchange and (iii) any other applicable law, regulation, rule or order.

8. Termination of Contributions.

(a) The contributions of an Employee under the Plan shall terminate (and no further contributions shall be made on his or her behalf) as of the date on which the Employee (i) elects to withdraw his or her contributions for a Semi-Annual Period, (ii) ceases to be an Employee, (iii) dies, (iv) ceases to receive Compensation for the remainder of a Semi-Annual Period, or (v) to the extent required by law or regulation, receives a hardship distribution under a tax-qualified section 401(k) plan sponsored by the Company or any affiliate. Upon ceasing contributions under the Plan, an Employee shall (if applicable) be entitled to recommence contributions in accordance with the terms of Section 5; provided that in the case of a termination under (a)(v), the terminated Participant may not do so for a period of 12 months following the date of the hardship withdrawal (or other period specified under the section 401(k) plan).

(b) In the case of a cessation of contributions under Section 8(a) for any reason, any funds remaining in the Participant’s Account when the cessation occurred shall be refunded to the Participant on the date of cessation of the contributions or, if the Participant has separated from service, upon the date of the Participant’s separation from service.

9. Death of a Participant

(a) Upon the death of a Participant, the contributions credited to a Participant’s Account that were not yet used for the purchase of Shares during the Semi-Annual Period in which the Participant’s death occurred shall be refunded to the Participant’s estate pursuant to Section 8(b), and the Participant’s beneficiary shall thereafter be entitled to the Shares credited to the Participant’s Account. Any distribution to a beneficiary hereunder shall be in full satisfaction of the obligations owing to the deceased participant under the Plan. If more than one beneficiary is designated, each beneficiary shall be entitled to the portion of the Participant’s Account designated by the Participant, or if no such designation is made, each beneficiary shall receive an equal portion of the Shares and proceeds.

(b) Each Participant may designate (on such forms as may be required by the Committee) a beneficiary under the Plan. A previous designation may be changed by a Participant at any time by the submission of a new designation form to the Committee prior to the Participant’s death. If a Participant has not designated a beneficiary or the designated beneficiary is not living on the Participant’s date of death, the Participant’s beneficiary shall be his or her estate.

10. Administration of the Plan.

(a) The Plan shall be administered by the Committee. The Committee shall have the full discretion to interpret and administer the Plan and to adopt such rules, regulations and procedures as it deems necessary or advisable from time to time. The Committee may delegate any or all of its powers and duties under the Plan to employees of the Company, the Manager, or other Company affiliate.

(b) A majority of the Committee shall constitute a quorum, and the acts of a majority of the members of the Committee present at any meeting at which a quorum is present, or acts approved in writing by a majority of the members of the Committee, shall be deemed the acts of the Committee.

(c) All costs and expenses of administering the Plan shall be paid by the Company and the other participating employers (as determined by the Company in its sole discretion).

11. Amendment.

(a) The Board shall have the right to amend the Plan at any time and from time to time; provided, that no such amendment of the Plan shall, without stockholder approval, be effective if stockholder approval of the amendment is required at such time in order for the purchase of Shares under the Plan to qualify for any available exemption from Section 16 of the Exchange Act or by any other applicable law, regulation, rule or order.

(b) No amendment may be made that would cause the purchase of Shares under the Plan not to qualify for exemption under Section 16.

(c) Notwithstanding anything herein to the contrary, the Board shall have the power to amend the Plan in any manner deemed necessary or advisable for the purchase of Shares under the Plan to qualify for any exemption provided under Section 16 and any such amendment shall, to the extent deemed necessary or advisable by the Board, be applicable to any existing Accounts.

12. Termination. The Board shall have the right to terminate the Plan at any time. Unless terminated earlier by action of the Board, the Plan shall remain in effect until such time as no Shares remain available for issuance under the Plan and the Participants and their employers have no further rights or obligations (as applicable) under the Plan.

13. Adjustments Upon Changes in Capitalization. Appropriate and proportionate adjustments shall be made in the number and class of shares of shares subject to this Plan in the event of a shares dividend, shares split, reverse shares split, recapitalization, reorganization, merger, consolidation, acquisition, separation or like change in the capital structure of the Company.

14. Transferability of Rights. No rights of a Participant (or his or her beneficiary) under this Plan shall be transferable, by operation of law or otherwise, except upon the death of a Participant as provided in Section 9.

15. Participation in Other Benefit Plans. Nothing herein contained shall affect an Employee’s rights to participate in and receive benefits under and in accordance with the then current provisions of any pension, insurance or other employee benefit plan or program offered by his or her employer.

16. No Right to Continued Employment. Nothing in this Plan shall confer upon any Employee any right to continued employment with the Company, Manager, or other participating affiliate, or interfere with or restrict in any way the rights of the Company, Manager, or other participating affiliate to discharge the Employee at any time for any reason whatsoever, with or without cause.

17. No Shareholder Rights Conferred. Nothing contained in the Plan shall confer upon a Participant (or his or her beneficiary) any rights of a holder of Shares unless and until Shares are issued to the Participant (or his or her beneficiary).

18. Governing Law. To the extent not preempted by Federal law, the Plan shall be construed in accordance with and governed by the internal laws of the State of New York.

19. Severability. In the event any provision of the Plan or any action taken pursuant to the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included, and the illegal or invalid action shall be deemed null and void.

20. Withholding Taxes. To the extent required by applicable law or regulation, each Participant shall arrange with his or her employer for the payment of any required federal, state or local income or other tax withholding applicable to the receipt of Shares under the Plan prior to the delivery of the Shares to the Employee.

21. Notices. Any notice or other communication required or permitted to be given pursuant to the Plan must be in writing and may be given by registered or certified mail, and if given by registered or certified mail, shall be determined to have been given and received on the date three days after a registered or certified letter containing such notice, properly addressed with postage prepaid, is deposited in the United States mails; and if given other than by registered or certified mail, it shall be deemed to have been given when delivered to and received by the party to whom addressed. Notice shall be given to Participants at their most recent addresses shown in the Company’s records. Notice to the Committee shall be sent to the Committee at the Company’s principal executive offices to the attention of the Chief Financial Officer of the Company. Notice to an employer shall be sent to the employer’s principal executive offices to the attention of its Chief Financial Officer.

22. Construction. Titles and headings of sections and articles of this Plan are for convenience of reference only and shall not affect the construction of any provision of this Plan. Unless the context clearly requires otherwise, the singular shall include the plural.

23. Effective Date of Plan. The Plan shall become effective as of March 15, 2012, the date of the Board’s adoption of the Plan, contingent upon shareholder approval.

1 1 12345678 12345678 12345678 12345678 12345678 12345678 12345678 12345678 000000000000 NAME THE COMPANY NAME INC. - COMMON 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS A 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS B 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS C 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS D 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS E 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS F 123,456,789,012.12345 THE COMPANY NAME INC. - 401 K 123,456,789,012.12345 ? x 02 0000000000 JOB # 1 OF 2 1 OF 2 PAGE SHARES CUSIP # SEQUENCE # THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date CONTROL # SHARES To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 0 0 0 0 0 0 0 0 0 0 0 0000141570_1 R1.0.0.11699 For Withhold For All All All Except The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees 01 Trevor P. Bond 02 Francis J. Carey 03 Nathaniel S. Coolidge 04 Eberhard Faber IV 05 Benjamin H. Griswold IV 06 Axel K.A. Hansing 07 Dr. Richard C. Marston 08 Robert E. Mittelstaedt 09 Charles E. Parente 10 Nick J.M. van Ommen 11 Dr. Karsten von Köller 12 Reginald Winssinger W. P. CAREY & CO. LLC 50 ROCKEFELLER PLAZA NEW YORK, NY 10020 ATTN: ELIZABETH EDMUNDS Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by W. P. Carey & Co. LLC in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote FOR proposals 2. and 3. For Against Abstain 2. Approving an amendment to the W. P. Carey & Co. LLC Employee Stock Purchase Plan. 3. Ratification of Appointment of PricewaterhouseCoopers LLP as the Company’s Independent Registered Public Accounting Firm for 2012. NOTE: To transact such other business as may properly come before the meeting. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. Yes No Please indicate if you plan to attend this meeting

0000141570_2 R1.0.0.11699 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement, Form 10-K, Corporate Information 2011 is/are available at www.proxyvote.com . W. P. CAREY & CO. LLC THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS ANNUAL MEETING OF SHAREHOLDERS JUNE 21, 2012 The shareholder(s) hereby appoint(s) Thomas E. Zacharias and Mark J. DeCesaris, and each of them, with full power of substitution, as proxy to vote all listed shares of W. P. Carey & Co. LLC that the shareholder(s) is/are entitled to vote at the 2011 Annual Meeting of Shareholders of W. P. Carey & Co. LLC to be held at TheTimesCenter, 242 West 41st Street, New York, NY on Thursday, June 21, 2012 at 4:00 p.m., and any adjournment or postponement thereof. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS, PROPOSAL 2, AND PROPOSAL 3. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE Continued and to be signed on reverse side